EXHIBIT 10.1

EXECUTION VERSION

MOTOROLA SOLUTIONS, INC.

REVOLVING CREDIT AGREEMENT

Dated as of May 29, 2014

$2,000,000,000

J.P. MORGAN SECURITIES LLC,

CITIGROUP GLOBAL MARKETS INC.,

DEUTSCHE BANK SECURITIES INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers and

Joint Bookrunners

CITIBANK, N.A.,

as Syndication Agent

DEUTSCHE BANK SECURITIES INC.,

BANK OF AMERICA, N.A.,

as Documentation Agents

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.

i

4.06	Non-Receipt of Funds by the Administrative Agent	44

4.07	Sharing of Payments, Etc.	44

Section 5.	Yield Protection, Etc.	46

5.01	Additional Costs	46

5.02	Limitation on Types of Loans	47

5.03	Illegality	48

5.04	Treatment of Affected Loans	48

5.05	Compensation	49

5.06	Taxes	50

5.07	Replacement of Banks	52

Section 6.	Conditions Precedent	53

6.01	Effective Date	53

6.02	Initial and Subsequent Loans	54

Section 7.	Representations and Warranties	55

7.01	Corporate Existence	55

7.02	Financial Condition	55

7.03	Litigation	56

7.04	No Breach	56

7.05	Action	56

7.06	Approvals	56

7.07	Use of Credit	57

7.08	ERISA	57

7.09	Taxes	57

7.10	Investment Company Act	57

7.11	Environmental Matters	57

7.12	Anti-Corruption Laws and Sanctions	57

Section 8.	Covenants of the Company	58

8.01	Financial Statements, Etc.	58

8.02	Existence, Etc.	59

8.03	Insurance	60

8.04	Prohibition of Fundamental Changes	60

8.05	Limitation on Liens	61

8.06	Limitation on Sales and Leasebacks	63

8.07	Leverage Ratio	64

8.08	Use of Proceeds	64

8.09	Compliance	64

Section 9.	Events of Default	64

Section 10.	The Administrative Agent	67

10.01	Appointment, Powers and Immunities	67

10.02	Reliance by Administrative Agent	67

10.03	Defaults	68

10.04	Rights as a Bank	68

10.05	Indemnification	68

10.06	Non-Reliance on Administrative Agent and Other Banks	69

10.07	Failure to Act	69

10.08	Resignation or Removal of Administrative Agent	69

10.09	Arrangers, Syndication Agent and Documentation Agents, Etc.	70

Section 11.	Miscellaneous	70

11.01	Waiver	70

11.02	Notices	70

11.03	Expenses, Indemnification, Etc.	71

11.04	Amendments, Etc.	72

11.05	Assignments and Participations	73

11.06	Survival	76

11.07	Captions	76

11.08	Counterparts	76

11.09	Governing Law; Submission to Jurisdiction	76

11.10	Waiver of Jury Trial	77

11.11	Treatment of Certain Information; Confidentiality	77

11.12	USA Patriot Act	79

11.13	Severability	79

11.14	Acknowledgements	79

11.15	Interest Rate Limitation	80

SCHEDULE 1	-	List of Commitments

EXHIBIT A-1	-	Form of Syndicated Note
EXHIBIT A-2	-	Form of Money Market Note
EXHIBIT B-1	-	Form of Opinion of Counsel to the Company
EXHIBIT B-2	-	Form of Opinion of Special Counsel to the Company
EXHIBIT C	-	Form of Money Market Quote Request
EXHIBIT D	-	Form of Money Market Quote
EXHIBIT E	-	Form of Confidentiality Agreement
EXHIBIT F	-	Form of Assignment and Assumption
EXHIBIT G	-	Form of Exemption Certificate
EXHIBIT H	-	Form of Extension Agreement

REVOLVING CREDIT AGREEMENT dated as of May 29, 2014, between:

MOTOROLA SOLUTIONS, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Company”);

Each of the lenders that is a signatory hereto identified under the caption “BANKS” on the signature pages hereto or that, pursuant to Section 2.11 hereof or Section 11.05(b) hereof, shall become a “Bank” hereunder (individually, a “Bank” and, collectively, the “Banks”);

JPMORGAN CHASE BANK, N.A., as administrative agent for the Banks (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

The Company has requested that the Banks make loans to it in an aggregate principal amount not exceeding $2,000,000,000 at any one time outstanding for the general corporate purposes of the Company. The Banks are willing to make such loans upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

Section 1. Definitions and Accounting Matters.

1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Additional Bank” shall have the meaning assigned to such term in Section 2.11 hereof.

“Additional Costs” shall have the meaning assigned to such term in Section 5.01(a) hereof.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Date” shall have the meaning assigned to such term in Section 4.06 hereof.

“Affiliate” shall mean, with respect to a specified Person, another Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” shall mean, on any date from and after the Effective Date, this Revolving Credit Agreement as in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

“Alternative Currency” shall mean (a) Euros and (b) any currency other than Dollars or Euros in which the applicable Issuing Lender is willing to issue a Letter of Credit.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Company or its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” shall mean, for each Bank and for each Type of Loan, the “Lending Office” of such Bank (or of an affiliate of such Bank) designated for such Type of Loan on the signature pages hereof or such other office of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Administrative Agent and the Company as the office by which its Loans of such Type are to be made and maintained.

“Applicable Commitment Fee Rate” and “Applicable Margin” shall mean, during any period when any Rating Group set forth below is applicable, with respect to any commitment fee payable hereunder or interest on any Type of Syndicated Loan outstanding hereunder, the rate per annum set forth below opposite such fee or Type of Syndicated Loan under such Rating Group:

Fee or Loan	Rating Group I	Rating Group II	Rating Group III	Rating Group IV	Rating Group V	Rating Group VI
Commitment Fee	0.10%	0.12%	0.15%	0.20%	0.25%	0.30%
Eurodollar Loans	1.00%	1.125%	1.25%	1.50%	1.75%	2.00%
Base Rate Loans	0.00%	0.125%	0.25%	0.50%	0.75%	1.00%

For the purposes of this Agreement, any change in the Applicable Commitment Fee Rate or Applicable Margin for any outstanding Syndicated Loans by reason of (a) a change in the Moody’s Rating, the Standard & Poor’s Rating or the Fitch Rating shall become effective on the date of announcement or publication by the respective Rating Agency of a change in such Rating or, in the absence of such announcement or publication, on the effective date of such changed Rating and (b) any other change in the Rating Group shall become effective on the date of the occurrence of the event that resulted in such change in the Rating Group.

“Application” shall mean an application, in such form as the applicable Issuing Lender may reasonably specify from time to time and consistent with such Issuing Lender’s standard practice at such time, requesting such Issuing Lender to issue or amend a Letter of Credit.

“Arrangers” shall mean the Joint Lead Arrangers and Joint Bookrunners identified on the cover page of this Agreement.

“Assignment and Assumption” shall mean an Assignment and Assumption entered into by a Bank and an assignee in substantially the form of Exhibit F hereto.

“Attributable Debt” shall mean, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof, discounted from the respective due dates thereof to such date at the rate per annum borne by the Senior Securities compounded annually. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Available Revolving Commitment” shall mean, as to any Bank at any time, an amount equal to the excess, if any, of (a) such Bank’s Commitment then in effect over (b) such Bank’s Revolving Extensions of Credit then outstanding.

“Bank” shall have the meaning assigned to such term in the preamble hereto.

“Bank Parent” shall mean, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a Subsidiary.

“Bankruptcy Code” shall mean the Federal Bankruptcy Code of 1978, as amended from time to time.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus 1/2 of 1%, (b) the Prime Rate for such day and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Rate or such Eurodollar Rate, respectively.

“Base Rate Loans” shall mean Syndicated Loans that bear interest at rates based upon the Base Rate.

“Business Day” shall mean any day (a) on which commercial banks are not authorized or required to close in New York City and (b) if such day relates to the giving of notices or quotes in connection with a LIBOR Auction or to a borrowing of, a payment or prepayment of principal of or interest on, a Continuation or Conversion of or into, or an Interest Period for, a Eurodollar Loan or a LIBOR Market Loan or a notice by the Company with respect to any such borrowing, payment, prepayment, Continuation, Conversion, or Interest Period, also on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP. “Change of Control” shall mean (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company or (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (A) nominated by the board of directors of the Company or (B) appointed by directors so nominated.

“Change of Control Notice” shall have the meaning assigned to such term in Section 2.10(b) hereof.

“Class” shall have the meaning assigned to such term in Section 1.03 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” shall mean, as to each Bank, the obligation of such Bank to make Syndicated Loans pursuant to Section 2.01 hereof and participate in Letters of Credit in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set opposite such Bank’s name on Schedule 1 hereto under the caption “Commitment” (as the same may at any time or from time to time be reduced pursuant to Section 2.05 hereof or increased pursuant to Section 2.11 hereof or assumed at any time or from time to time pursuant to Section 11.05(b) hereof).

“Commitment Termination Date” shall mean May 29, 2019, as such date may be extended from time to time with respect to some or all of the Banks pursuant to Section 2.01(b); provided that, if such date is not a Business Day, the Commitment Termination Date shall be the next preceding Business Day.

“Company” shall have the meaning assigned to such term in the preamble hereto.

“Confidential Information” shall have the meaning assigned to such term in Section 11.11(b) hereof.

“Consolidated Net Tangible Assets” shall mean the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any constituting Funded Debt by reason of their being renewable or extendible) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

“Continue”, “Continuation” and “Continued” refer to the continuation pursuant to Section 2.10 of a Syndicated Loan that is a Fixed Rate Loan from one Interest Period to the next Interest Period for such Loan.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” refer to a conversion pursuant to Section 2.10 of one Type of Loans into another Type of Loans, which may be accompanied by the transfer by a Bank (at its sole discretion) of a Loan from one Applicable Lending Office to another.

“Credit Party” shall mean the Administrative Agent, any Issuing Lender, or any other Bank.

“Debt” shall mean, at any date of determination thereof, the sum of (i) the aggregate amount set forth as “long-term debt” (or a similar caption), including the current portion thereof, on a consolidated balance sheet of the Company and its Subsidiaries as of such date in accordance with GAAP and (ii) the aggregate amount of notes payable as set forth on such balance sheet as of such date, provided that up to $1,000,000,000 of debt the proceeds of which are used to reduce and/or fund pension liabilities of the Company and its Subsidiaries shall not be considered “Debt” for purposes of Section 8.07 so long as such debt has a final maturity date that is later than the Commitment Termination Date.

“Default” shall mean any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Bank” shall mean any Bank, as determined by the Administrative Agent, that has (a) failed to fund (i) any portion of its Loans within three Business Days of the date required to be funded by it hereunder, unless such Bank notifies the Administrative Agent and the Company in writing that such failure is the result of such Bank’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) any portion of its participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) notified the Company, the Administrative Agent, the Issuing Lenders, or any Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company, (d) otherwise failed to pay over to the Administrative Agent, the Issuing Lenders or any other Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Bank shall not be a Defaulting Bank solely by virtue of the control or ownership existing as of the Closing Date of an equity interest in that Bank or direct or indirect parent company thereof by a Governmental Authority.

“Departing Bank” shall have the meaning assigned to such term in Section 5.07 hereof.

“Dollar Amount” shall mean, at any time, for any amount, (i) if denominated in Dollars, the amount thereof and (ii) if denominated in an Alternative Currency, the amount thereof converted to Dollars in accordance with Section 2.13.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean (i) Motorola Credit and (ii) any other Subsidiary of the Company, except any such Subsidiary (x) that neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States of America or (y) which is engaged primarily in financing the operations of the Company or its Subsidiaries outside the United States of America.

“EBITDA” shall mean, for any period, the sum, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) earnings before taxes (and before income or loss attributable to unconsolidated affiliates) for such period plus (b) in each case to the extent deducted in determining earnings for such period, Net Interest Expense, depreciation and amortization, non-cash charges for reorganization of business and other non-cash charges for such period, provided that if on or after the date any such charge is taken, a cash expenditure with respect to any such non-cash charge is made within the four quarter test period which includes such non-cash charge, then the amount of such cash expenditure shall reduce earnings when paid for purposes of determining EBITDA for such period, plus (c) to the extent deducted in determining earnings for such period, nonrecurring cash charges or expenditures made in such period up to an aggregate amount not to exceed $125,000,000 in any four fiscal quarter period, minus (d) gains on sales of investments and businesses for such period (to the extent included in determining earnings for such period), plus (e) losses on sales of investments and businesses for such period (to the extent deducted in determining earnings for such period), plus (f) to the extent deducted in determining earnings for such period, nonrecurring cash charges or expenditures made in such period in connection with the Enterprise Sale up to an aggregate amount not to exceed $50,000,000 during the term of this Agreement.

“Effective Date” shall mean the date upon which the conditions set forth in Section 6.01 hereof shall have been satisfied (or waived in accordance with Section 11.04 hereof).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under 11.05(b) (subject to such consents, if any, as may be required under Section 11.05(b).

“Enterprise Sale “ shall mean the sale by the Company of its “enterprise” business.

“Environmental Laws” shall mean any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

“Equal and Ratable Sharing Clause” shall mean, with respect to any Person, any provision in any agreement or arrangement under which such Person or any of its Subsidiaries is obligated in respect of any Debt (herein, the “Relevant Debt”) which provision restricts such Person or such Subsidiary from incurring, issuing, assuming, or guaranteeing any Debt secured by any Lien without equally and ratably securing such Relevant Debt.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any (a) entity (whether or not incorporated) that is under common control with the Company within the meaning of Section 4001(a)(14) of ERISA or (b) any trade or business (whether or not incorporated) that is a member of any group of organizations that is treated as a single employer (i) described in Section 414(b) or (c) of the Code of which the Company is a member and Section 414(m) or (o) of the Code of which the Company is a member.

“ERISA Event” shall mean: (a) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (b) any Reportable Event; (b) the failure of the Company or any of its ERISA Affiliates to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (d) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (f) the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (g) the receipt by the Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (h) the failure by the Company or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (i) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (j) the receipt by the Company or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Company or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); (k) the imposition of liability on the Company or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(e) of ERISA; or (l) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA with respect to any Plan.

“Euro” or “€” shall mean the official currency of the European Union.

“Eurodollar Loans” shall mean Syndicated Loans that bear interest at rates based on rates referred to in the definition of “Fixed Base Rate” in this Section 1.01.

“Eurodollar Rate” shall mean, for any Eurodollar Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by the Administrative Agent to be equal to the Fixed Base Rate for such Loan for such Interest Period divided by 1 minus the Reserve Requirement (if any) for such Loan for such Interest Period.

“Event of Default” shall have the meaning assigned to such term in Section 9 hereof.

“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two (2) Business Days later; provided, however, that if at any time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate.

“Excluded Taxes” means, with respect to the Administrative Agent, the Issuing Lenders, any Bank or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder or under any Loan Document, (a) taxes imposed on or measured by its gross or net income (however denominated), branch profit taxes and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located, or any other jurisdiction (or any political subdivision thereof) as a result of a present or former connection between such recipient and such jurisdiction imposing such tax (other than a connection arising as a result of the recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), or in the case of any Issuing Lender or Bank, in which its applicable lending office is located; (b) any branch profits tax; (c) in the case of the Administrative Agent, the Issuing Lenders or any Bank, any United States federal withholding tax that is imposed on amounts payable to or for the account of such recipient pursuant to a law in effect on the date such recipient becomes a party hereto (or designates a new lending office), other than as a result of an assignment request by the Company pursuant to Section 5.07, or is attributable to such recipient’s failure or inability (other than by reason of a Regulatory Change) to comply with Section 5.6(e), Section 5.6(f) or Section 5.6(g), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 5.6(a); (d) United States backup withholding taxes; and (e) Taxes imposed under FATCA.

“Existing Credit Agreement” shall mean the Revolving Credit Agreement dated as of January 4, 2011 among the Company, the lenders named therein, and JPMorgan, as administrative agent for such lenders, as amended, amended and restated, supplemented or otherwise modified on or prior to the date hereof.

“Extension Agreement” shall mean an Extension Agreement, substantially in the form of Exhibit H hereto.

“Extension Request” shall have the meaning assigned to such term in Section 2.01(c).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law implementing an official governmental agreement with respect thereto.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to JPMorgan on such Business Day on such transactions as determined by the Administrative Agent.

“Fitch” means Fitch Ratings Ltd. or any successor thereto.

“Fitch Rating” shall mean, as of any date of determination thereof, the “Issuer Rating” most recently published by Fitch relating to the senior unsecured non-credit enhanced long term debt securities of or guaranteed by the Company then outstanding.

“Fixed Base Rate” shall mean, with respect to any Fixed Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) appearing on the Reuters Screen LIBO Page (or such other page as may replace that page in that service or the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, in each case, the rate on such page is referred to as the “Screen Rate”) at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Business Days prior to the first day of such Interest Period as the London Interbank Offered Rate for Dollar deposits having a term comparable to such Interest Period and in an amount of $1,000,000 or more; provided, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Fixed Base Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Fixed Rate Loans” shall mean Eurodollar Loans and, for the purposes of the definitions of “Fixed Base Rate” and “Interest Period” in this Section 1.01 and in Section 5 hereof, LIBOR Market Loans.

“Funded Debt” shall mean all Debt having a maturity of more than 12 months from the date of the most recent balance sheet of the Company and its consolidated Subsidiaries or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from the date of such balance sheet at the option of the respective borrower.

“GAAP” shall mean generally accepted accounting principles applied on a basis consistent with those that, in accordance with the last sentence of Section 1.02(a) hereof, are to be used in making the calculations for purposes of determining compliance with this Agreement.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee” shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Impacted Interest Period” shall have the meaning assigned to such term in the definition of “Fixed Base Rate”.

“Increased Commitment Date” shall have the meaning assigned to such term in Section 2.11 hereof.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (e) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person (other than import letters of credit and import banker’s acceptances arising in the ordinary course of such Person’s business); (f) Capital Lease Obligations of such Person; and (g) Indebtedness of others Guaranteed by such Person.

“Initial Issuing Lender” shall mean each of JPMorgan, Citibank, N.A., Deutsche Bank AG New York Branch, Bank of America, N.A., and BNP Paribas.

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Period” shall mean:

(a) for any Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made or Converted from a Loan of another Type or (in the event of a Continuation) the last day of the next preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, second, third or sixth calendar month (or, if consented to by each Bank, other periods) thereafter, as the Company may select as provided in Section 4.05 hereof, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month;

(b) with respect to any Set Rate Loan, the period commencing on the date such Set Rate Loan is made and ending on any Business Day not less than seven and not more than 180 days thereafter, as the Company may select as provided in Section 2.03(b) hereof; and

(c) with respect to any LIBOR Market Loan, the period commencing on the date such LIBOR Market Loan is made and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Company may select as provided in Section 2.03(b) hereof, except that each Interest Period that commences on the last Business Day of a calendar month (or any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

Notwithstanding the foregoing: (i) if any Interest Period for any Loan would otherwise end after the Commitment Termination Date in existence at the time such Interest Period is selected, such Interest Period shall not be available hereunder; (ii) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for a Fixed Rate Loan, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) notwithstanding clauses (i) and (ii) above, no Interest Period for any Fixed Rate Loan shall have a duration of less than one month and, if any Interest Period for any Fixed Rate Loan would otherwise be a shorter period, such Interest Period shall not be available hereunder.

“Interpolated Rate” shall have the meaning assigned to such term in the definition of “Fixed Base Rate”.

“Inventory” shall mean all raw materials, work-in-process and finished products from time to time manufactured or consumed by the Company or any Domestic Subsidiary in the ordinary course of business.

“IRS” shall mean U.S. Internal Revenue Service.

“Issuing Lender” shall mean an Initial Issuing Lender or any Eligible Assignee to which a portion of any L/C Commitment hereunder has been assigned pursuant to Section 11.05 or any other Bank that agrees with the Company that it shall be an Issuing Lender so long as such Eligible Assignee or Bank expressly agrees to perform in accordance with their terms all of the obligations that, by the terms of this Agreement, are required to be performed by it as an Issuing Lender and notifies the Administrative Agent of its L/C Commitment, for so long as such Initial Issuing Lender, Eligible Assignee or Bank, as the case may be, shall have an L/C Commitment. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“JPMorgan” shall mean JPMorgan Chase Bank, N.A.

“L/C Commitment” shall mean, with respect to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit for the account of the Company or any Subsidiary designated by the Company in (a) in the case of any Initial Issuing Lender, the Dollar Amount set forth opposite the Issuing Lender’s name on Schedule I hereto under the column “L/C Commitment” or (b) if such Initial Issuing Lender has entered into one or more Assignment and Assumptions and for each other Issuing Lender, the Dollar Amount set forth for such Issuing Lender in the Register maintained by the Administrative Agent pursuant to Section 11.05(c) as such Issuing Lender’s “L/C Commitment”, which amount may be (i) increased, from time to time, solely with the consent of the Company and the applicable Issuing Lender (and notified to the Administrative Agent), (ii) decreased, from time to time, at the option of the Company on a ratable basis for each Issuing Lender outstanding at the time of such reduction (and notified to the Issuing Lenders and the Administrative Agent), or (iii) decreased, from time to time, at the option of the Company, on a non-ratable basis solely with the consent of each Issuing Lender outstanding at the time of such reduction and the Administrative Agent.

“LC Disbursement” shall mean a payment made by an Issuing Lender pursuant to a Letter of Credit issued by it.

“L/C Exposure” shall mean, at any time, the total L/C Obligations. The L/C Exposure of any Bank at any time shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Obligations” shall mean, at any time, an amount equal to the sum of (a) the Dollar Amount of the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the Dollar Amount of the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.04(e). For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04.

“L/C Participants” shall mean the collective reference to all the Banks other than the Issuing Lender.

“L/C Sublimit” shall mean $500,000,000.

“Letters of Credit” shall have the meaning assigned to such term in Section 2.04(a)(i).

“LIBO Margin” shall have the meaning assigned to such term in Section 2.03(c)(iii) hereof.

“LIBO Rate” shall mean, for any LIBOR Market Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the rate of interest specified in the definition of “Fixed Base Rate” in this Section 1.01 for the Interest Period for such Loan divided by 1 minus the Reserve Requirement (if any) for such Loan for such Interest Period.

“LIBOR Auction” shall mean a solicitation of Money Market Quotes setting forth LIBO Margins based on the LIBO Rate pursuant to Section 2.03 hereof.

“LIBOR Market Loans” shall mean Money Market Loans interest rates on which are determined on the basis of LIBO Rates pursuant to a LIBOR Auction.

“Lien” shall mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Loan Documents” shall mean this Agreement, any Extension Agreement, the Notes, Letters of Credit and Applications, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loans” shall mean Syndicated Loans and Money Market Loans.

“Majority Banks” shall mean Banks having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have terminated, Banks holding more than 50% of the sum of (i) the Total Revolving Extensions of Credit then outstanding and (ii) the aggregate principal amount of all Money Market Loans held by such Bank then outstanding.

“Margin Stock” shall mean “margin stock” within the meaning of Regulations U and X.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of the Loan Documents.

“Material Domestic Subsidiary” shall mean, at any time, (i) Motorola Credit and (ii) any other Domestic Subsidiary of the Company that as of such time meets the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the SEC, provided that the Company may designate any Domestic Subsidiary as a “Material Domestic Subsidiary” for the purposes of Section 8.05 hereof.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.15.

“Money Market Borrowing” shall have the meaning assigned to such term in Section 2.03(b) hereof.

“Money Market Loan Limit” shall have the meaning assigned to such term in Section 2.03(c) hereof.

“Money Market Loans” shall mean the loans provided for by Section 2.03 hereof.

“Money Market Quote” shall mean an offer in accordance with Section 2.03(c) hereof by a Bank to make a Money Market Loan with one single specified interest rate.

“Money Market Quote Request” shall have the meaning assigned to such term in Section 2.03(b) hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Moody’s Rating” shall mean, as of any date of determination thereof, the “Issuer Rating” most recently published by Moody’s relating to the senior unsecured non-credit enhanced long term debt securities of or Guaranteed by the Company then outstanding.

“Motorola Credit” shall mean Motorola Solutions Credit Company, LLC a Delaware limited liability company or any successor thereto.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Company or any of its ERISA Affiliates and that is covered by Title IV of ERISA.

“Net Interest Expense” shall mean, for any period, net interest expense for such period for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP).

“Net Worth” shall mean, as at any date, the amount of total stockholders’ equity for the Company and its consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP).

“Non-Excluded Taxes” shall mean taxes, levies, import duties, charges, fees, deductions or withholdings now or hereafter imposed, levied or assessed by any Governmental Authority other than Excluded Taxes.

“Non-Consenting Bank” shall have the meaning assigned to such term in Section 2.01(c) hereof.

“Non-U.S. Bank” shall mean a Bank that is not a U.S. Person.

“Notes” shall mean any promissory notes issued pursuant to Section 2.09(d) hereof.

“Notice of Default” shall have the meaning assigned to such term in Section 8.01(e) hereof.

“Other Taxes” shall have the meaning set forth in Section 11.03.

“Participant” shall have the meaning assigned to such term in Section 11.05(e) hereof.

“Participant Register” shall have the meaning assigned to such term in Section 11.05(e).

“Patriot Act” shall have the meaning assigned to such term in Section 8.02(b).

“Payor” shall have the meaning assigned to such term in Section 4.06 hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Receivables Liens” shall have the meaning assigned to such term in Section 8.05 hereof.

“Permitted Receivables Transfer” shall have the meaning assigned to such term in Section 8.05 hereof.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, unincorporated organization, business trust, joint stock company, trust, Governmental Authority or other entity of whatever nature.

“Plan” shall mean an employee benefit or other plan that is covered by Title IV of ERISA, other than a Multiemployer Plan, in respect of which the Company or any of its ERISA Affiliates is (or, if such Plan were terminated, would, under Section 4062 or Section 4069 of the ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Default Rate” shall mean, in respect of any principal of any Loan, Reimbursement Obligation or any other amount under this Agreement or any Note that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to 2% plus the Base Rate as in effect from time to time (provided that, if the amount so in default is principal of a Fixed Rate Loan or a Money Market Loan and the due date thereof is a day other than the last day of such Interest Period therefor, the “Post-Default Rate” for such principal shall be, for the period from and including such due date to but excluding the last day of such Interest Period, 2% plus the interest rate for such Loan as provided in Section 3.02 hereof and, thereafter, the rate provided for above in this definition).

“Prime Rate” shall mean the rate of interest from time to time announced by JPMorgan at its principal office as its prime commercial lending rate.

“Principal Property” shall mean any single parcel of real estate, manufacturing plant or warehouse owned or leased by the Company or any Domestic Subsidiary which is located within the United States of America and the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing plant or warehouse or portion thereof (a) which is a pollution control or other facility financed by obligations issued by a State or local government unit and described in Section 141(a), 142(a)(5), 142(a)(6) or 144(a) of the Code, or any successor provision thereof, or (b) which, in the opinion of the board of directors of the Company or any duly authorized committee thereof, is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proposed Bank” shall have the meaning assigned to such term in Section 5.07 hereof.

“Quarterly Dates” shall mean the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Quotation Date” shall have the meaning assigned to such term in Section 2.03(b)(v) hereof.

“Rating” shall mean the Moody’s Rating, the Standard & Poor’s Rating or the Fitch Rating.

“Rating Agency” shall mean Moody’s, Standard & Poor’s or Fitch, as applicable.

“Rating Group” shall mean any of Rating Group I, Rating Group II, Rating Group III, Rating Group IV, Rating Group V and Rating Group VI, each defined as follows:

“Rating Group I” shall mean ratings during a period when (a) no Event of Default has occurred and is continuing and (b) the Moody’s Rating is at or above A3 or the Standard & Poor’s Rating is at or above A- or the Fitch Rating is at or above A-.

“Rating Group II” shall mean ratings during a period when (a) no Event of Default has occurred and is continuing, (b) the Moody’s Rating is at or above Baa1 or the Standard & Poor’s Rating is at or above BBB+ or the Fitch Rating is at or above BBB+ and (c) Rating Group I is not in effect;

“Rating Group III” shall mean ratings during a period when (a) no Event of Default has occurred and is continuing, (b) the Moody’s Rating is at or above Baa2 or the Standard & Poor’s Rating is at or above BBB or the Fitch Rating is at or above BBB and (c) neither Rating Group I nor Rating Group II is in effect;

“Rating Group IV” shall mean ratings during a period when (a) no Event of Default has occurred and is continuing, (b) the Moody’s Rating is at or above Baa3 or the Standard & Poor’s Rating is at or above BBB- or the Fitch Rating is at or above BBB- and (c) none of Rating Group I, Rating Group II or Rating Group III is in effect;

“Rating Group V” shall mean ratings during a period when (a) no Event of Default has occurred and is continuing, (b) the Moody’s Rating is at or above Ba1 or the Standard & Poor’s Rating is at or above BB+ or the Fitch Rating is at or above BB+ and (c) none of Rating Group I, Rating Group II, Rating Group III or Rating Group IV is in effect; and

“Rating Group VI” shall mean ratings during a period when none of Rating Group I, Rating Group II, Rating Group III, Rating Group IV or Rating Group V is in effect;

provided that, (A) if two or more of the Moody’s Rating, the Standard & Poor’s Rating and the Fitch Rating fall into different Rating levels, then the applicable Rating Group shall be determined by reference to the two highest of such Ratings and (B) if such two highest Ratings fall into different Rating levels and one of such Ratings is (i) no more than one Rating level higher than the other then the applicable Rating Group shall be determined by reference to the lower of such Ratings and (ii) two or more Rating levels lower than the other of such Ratings, then the applicable Rating Group shall be determined by reference to a hypothetical Rating that would fall into the Rating level that is one higher than the Rating level into which the lower of such Ratings falls.

“Receivables” shall mean all accounts receivable of the Company or any Domestic Subsidiary arising out of the sale of Inventory, or the provision of services by the Company or any Domestic Subsidiary, in the ordinary course of business.

“Recipient” shall mean as applicable, the Administrative Agent and any Bank.

“Register” shall have the meaning assigned to such term in Section 11.05(c) hereof.

“Regulations A, D, U and X” shall mean, respectively, Regulations A, D, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Regulatory Change” shall mean, with respect to any Bank or Issuing Lender, any change after the date hereof in Federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including such Bank or Issuing Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof; provided however, notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, issued or implemented.

“Reimbursement Obligation” shall mean the obligation of the Company to reimburse any Issuing Lender pursuant to Section 2.04(e) for amounts drawn under Letters of Credit.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” shall mean any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which the requirements to provide notice is waived pursuant to DOL Reg. § 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

“Required Payment” shall have the meaning assigned to such term in Section 4.06 hereof.

“Requirement of Law” shall mean as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” shall mean, for any Interest Period for any Eurodollar Loan or LIBOR Market Loan, the average maximum rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (i) any category of liabilities that includes deposits by reference to which the Fixed Base Rate for Eurodollar Loans or LIBOR Market Loans (as the case may be) for any Interest Period is to be determined as provided in the definition of “Fixed Base Rate” in this Section 1.01 or (ii) any category of extensions of credit or other assets that includes Eurodollar Loans or LIBOR Market Loans.

“Revolving Extensions of Credit” shall mean, as to any Bank at any time, an amount equal to the sum of (a) the aggregate principal amount of all Syndicated Loans held by such Bank then outstanding and (b) such Bank’s Revolving Percentage of the L/C Obligations then outstanding.

“Revolving Percentage” shall mean, as to any Bank at any time, the percentage which such Bank’s Commitment then constitutes of the aggregate amount of the Commitments then in effect or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Bank’s Syndicated Loans then outstanding constitutes of the aggregate principal amount of the Syndicated Loans then outstanding, provided, that, in the event that the Syndicated Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Banks on a comparable basis. Notwithstanding the foregoing, in the case of Section 2.12 when a Defaulting Bank shall exist, Revolving Percentages shall be determined without regard to any Defaulting Bank’s Commitment.

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 8.06 hereof.

“Sanctions” shall mean any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Screen Rate” shall have the meaning assigned to such term in the definition of “Fixed Base Rate”.

“SEC” shall mean the Securities and Exchange Commission or any governmental authority succeeding to its principal functions.

“Senior Indenture” shall mean the Senior Indenture dated as of May 1, 1995 between The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One Trust Company, N.A., as successor to Harris Trust and Savings Bank), as trustee, and Motorola, Inc., as such Senior Indenture shall be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Senior Securities” shall mean the Securities issued pursuant to the Senior Indenture.

“Set Rate” shall have the meaning assigned to such term in Section 2.03(c)(iv) hereof.

“Set Rate Auction” shall mean a solicitation of Money Market Quotes setting forth Set Rates pursuant to Section 2.03 hereof.

“Set Rate Loans” shall mean Money Market Loans the interest rates on which are determined on the basis of Set Rates pursuant to a Set Rate Auction.

“Special Counsel” shall mean Simpson Thacher & Bartlett LLP, special New York counsel to JPMorgan.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Service, a Division of McGraw Hill Financial, Inc.

“Standard and Poor’s Rating” shall mean, as of any date of determination thereof, the corporate credit rating most recently published by Standard & Poor’s relating to the senior unsecured non-credit enhanced long term debt securities of or Guaranteed by the Company then outstanding.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Syndicated Loans” shall mean the loans provided for by Section 2.01 hereof, which may be Base Rate Loans and/or Eurodollar Loans.

“Taxes” shall mean any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Available Revolving Commitment” shall mean an amount equal to the excess, if any, of (a) the aggregate amount of the Commitments of all the Banks then in effect over (b) the sum of (i) the Total Revolving Extensions of Credit then outstanding and (ii) the aggregate principal amount of all Money Market Loans held by the Banks then outstanding.

“Total Revolving Extensions of Credit” shall mean, at any time, the aggregate amount of the Revolving Extensions of Credit of the Banks outstanding at such time.

“Type” shall have the meaning assigned to such term in Section 1.03 hereof.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation or other similar legal entity, directors’ qualifying shares or shares held by residents of the jurisdiction in which such corporation or other similar legal entity is organized as required by the law of such jurisdiction) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

1.02 Accounting Terms and Determinations.

(a) Accounting Terms Generally. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Banks hereunder shall (unless otherwise disclosed to the Banks in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Banks hereunder (which, prior to the delivery of the first financial statements under Section 8.01 hereof, shall mean the audited financial statements as at, and for the fiscal year ended, December 31, 2013 referred to in Section 7.02 hereof). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Banks pursuant to Section 8.01 hereof (or, prior to the delivery of the first financial statements under Section 8.01 hereof, used in the preparation of the audited financial statements as at December 31, 2013 referred to in Section 7.02 hereof) unless

(i) the Company shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or

(ii) the Majority Banks shall so object in writing within 30 days after delivery of such financial statements,

in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 8.01 hereof, shall mean the audited financial statements as at, and for the fiscal year ended, December 31, 2013 referred to in Section 7.02 hereof).

(b) Changes in Fiscal Periods. The Company shall deliver to the Banks at the same time as the delivery of any annual or quarterly financial statement under Section 8.01 hereof (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

1.03 Classes and Types of Loans. Loans hereunder are distinguished by “Class” and by “Type”. The “Class” of a Loan refers to whether such Loan is a Money Market Loan or a Syndicated Loan, each of which constitutes a Class. The “Type” of a Loan refers to whether such Loan is a Base Rate Loan, a Eurodollar Loan, a Set Rate Loan or a LIBOR Market Loan, each of which constitutes a Type. Loans may be identified by both Class and Type.

1.04 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time.

Section 2. Commitments, Loans and Prepayments.

2.01 Syndicated Loans.

(a) Each Bank severally agrees, on the terms and conditions of this Agreement, to make loans to the Company in Dollars during the period from and including the Effective Date to but not including the Commitment Termination Date in an aggregate principal amount at any one time outstanding which, when added to such Bank’s Revolving Percentage of the L/C Obligations then outstanding does not exceed the Commitment of such Bank as in effect from time to time. Subject to the terms and conditions of this Agreement, during such period the Company may borrow, repay and reborrow the amount of the Commitments, and may Convert Syndicated Loans of one Type into Syndicated Loans of another Type (as provided in Section 2.10) or Continue Syndicated Loans of one Type as Syndicated Loans of the same Type (as provided in Section 2.10); provided that no more than six separate Interest Periods in respect of Eurodollar Loans from each Bank may be outstanding at any one time.

(b) The Commitment Termination Date may be extended annually, in the manner set forth in this Section 2.01(b), in each case for a period of one year measured from the Commitment Termination Date then in effect (each such extension an “Extension”), provided that there shall be no more than two Extensions, such that the Commitment Termination Date shall be no later than May 28, 2021. If the Company wishes to request an extension of the Commitment Termination Date, it shall give notice to that effect to the Administrative Agent at any time and from time to time after the first anniversary of the Closing Date and not less than 30 days prior to the Commitment Termination Date then in effect. The Administrative Agent shall promptly notify each Bank of receipt of such request. Each Bank shall endeavor to respond to such request, whether affirmatively or negatively (such determination in the sole discretion of such Bank), by notice to the Company and the Administrative Agent within 21 days of receipt of such request. Subject to the execution by the Company, the Administrative Agent and such Bank of a duly completed Extension Agreement, the Commitment Termination Date applicable to the Commitment of each Bank so affirmatively notifying the Company and the Administrative

Agent shall be extended for the period specified above; provided that (x) no Commitment Termination Date of any Bank shall be extended unless Banks having more than 50% in aggregate amount of the Commitments in effect at the time any such extension is requested shall have elected so to extend their Commitments, (y) on the date of any such extension of the Commitment Termination Date, each of the representations and warranties made by the Company herein shall be true and correct in all material respects, on and as of such date as if made on and as of such date (provided that any such representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as of such date), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (provided that any such representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as of such earlier date) and (z) no Commitment Termination Date of any Bank shall be extended if a Default or Event of Default shall have occurred and be continuing. Any Bank which does not give such notice to the Company and the Administrative Agent shall be deemed to have elected not to extend as requested, and the Commitment of each non-extending Bank (and the obligations of any Issuing Lender that does not agree to extend in its capacity as an Issuing Lender) shall terminate on the Commitment Termination Date determined without giving effect to such requested extension. The Company, at its discretion, will have the right at any time pursuant to Section 2.01(c) to seek a substitute bank or banks for any Bank which does not elect to extend its Commitment. Following any such extension, the L/C Obligations shall continue to be held ratably among the Banks, but on the Commitment Termination Date as applicable to any non-extending Bank, the L/C Obligations of such non-extending Bank shall be ratably reallocated, to the extent of the Available Revolving Commitments of the extending Banks to the extending Banks and the Company shall cash collateralize, on terms reasonably acceptable to the Administrative Agent and the applicable Issuing Lender, the balance of such L/C Obligations.

(c) In connection with any request pursuant to Section 2.01(b) (an “Extension Request”) if the consent of a Bank is not obtained (any Bank whose consent is not obtained being referred to as a “Non-Consenting Bank”), at the Company’s request, any assignee that is reasonably acceptable to the Administrative Agent (and that is not a Non-Consenting Bank) shall have the right, with the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), to purchase from such Non-Consenting Bank, and such Non-Consenting Bank agrees that it shall, upon the Company’s request, sell and assign to such assignee, at no expense to such Non-Consenting Bank (including with respect to any processing and recordation fees that may be applicable pursuant to Section 11.05(b), which shall be paid by the assignee or the Company), all of such Non-Consenting Bank’s right, title and interest under this Agreement and the other Loan Documents for an amount equal to the principal balance of all Loans (and unreimbursed L/C Obligations) held by such Non-Consenting Bank and all accrued interest, fees and other amounts with respect thereto through the date of sale (including amounts under Section 4 and Section 5), such purchase and sale to be consummated pursuant to an executed Assignment and Assumption in accordance with Section 11.05 (which Assignment and Assumption need not be signed by such Non-Consenting Bank).

2.02 Borrowings of Syndicated Loans. The Company shall give the Administrative Agent notice of each borrowing hereunder as provided in Section 4.05 hereof. Not later than 1:00 p.m. New York time on the date specified for each borrowing of Syndicated

Loans hereunder, each Bank shall make available the amount of the Syndicated Loan or Loans to be made by it on such date to the Administrative Agent, at an account in New York designated by the Administrative Agent, in immediately available funds, for account of the Company. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account of the Company designated by the Company.

2.03 Money Market Loans.

(a) Types of Money Market Loans. In addition to borrowings of Syndicated Loans, at any time prior to the Commitment Termination Date the Company may, as set forth in this Section 2.03, request the Banks to make offers to make Money Market Loans to the Company in Dollars. The Banks may, but shall have no obligation to, make such offers and the Company may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.03. Money Market Loans may be LIBOR Market Loans or Set Rate Loans (each a “Type” of Money Market Loan), provided that:

(i) there may be no more than fifteen different Interest Periods for both Syndicated Loans and Money Market Loans outstanding at the same time (for which purpose Interest Periods described in different lettered clauses of the definition of the term “Interest Period” shall be deemed to be different Interest Periods even if they are coterminous); and

(ii) at any one time, the aggregate principal amount of all Money Market Loans then outstanding, together with sum of (x) the aggregate principal amount of all Syndicated Loans then outstanding and (y) the L/C Obligations then outstanding shall not exceed the aggregate amount of the Commitments at such time.

(b) Requests by Company. When the Company wishes to request offers to make Money Market Loans, the Company shall give the Administrative Agent (which shall promptly notify the Banks) notice (a “Money Market Quote Request”) so as to be received no later than 11:00 a.m. New York time on (x) the fourth Business Day prior to the date of borrowing proposed therein, in the case of a LIBOR Auction or (y) the Business Day next preceding the date of borrowing proposed therein, in the case of a Set Rate Auction (or, in any such case, such other time and date as the Company and the Administrative Agent, with the consent of the Majority Banks, may agree). Offers to make Money Market Loans may be requested for up to six different Interest Periods in a single notice (for which purpose Interest Periods in different lettered clauses of the definition of the term “Interest Period” shall be deemed to be different Interest Periods even if they are coterminous); provided that the request for each separate Interest Period shall be deemed to be a separate Money Market Quote Request for a separate borrowing (a “Money Market Borrowing”). Each such notice shall be substantially in the form of Exhibit C hereto and shall specify as to each Money Market Borrowing:

(i) the proposed date of such borrowing, which shall be a Business Day;

(ii) the aggregate amount of such Money Market Borrowing, which shall be at least $20,000,000 (or a larger multiple of $1,000,000) but shall not cause the limits specified in Section 2.03(a) hereof to be violated;

(iii) the duration of the Interest Period applicable thereto;

(iv) whether the Money Market Quotes requested for a particular Interest Period are seeking quotes for LIBOR Market Loans or Set Rate Loans; and

(v) if the Money Market Quotes requested are seeking quotes for Set Rate Loans, the date on which the Money Market Quotes are to be submitted if it is before the proposed date of borrowing (the date on which such Money Market Quotes are to be submitted is called the “Quotation Date”).

Except as otherwise provided in this Section 2.03(b), no Money Market Quote Request shall be given within five Business Days (or such lesser number of days as the Administrative Agent may agree) of any other Money Market Quote Request.

(c) Quotes by Banks. Each Bank may, but is not obligated to, submit one or more Money Market Quotes, each constituting an offer to make a Money Market Loan in response to any Money Market Quote Request; provided that, if the Company’s request under Section 2.03(b) hereof specified more than one Interest Period, such Bank may make a single submission containing one or more Money Market Quotes for each such Interest Period. Each Money Market Quote must be submitted to the Administrative Agent not later than (x) 2:00 p.m. New York time on the fourth Business Day prior to the proposed date of borrowing, in the case of a LIBOR Auction or (y) 10:00 a.m. New York time on the Quotation Date, in the case of a Set Rate Auction (or, in any such case, such other time and date as the Company and the Administrative Agent, with the consent of the Majority Banks, may agree); provided that any Money Market Quote may be submitted by JPMorgan (or its Applicable Lending Office) only if JPMorgan (or such Applicable Lending Office) notifies the Company of the terms of the offer contained therein not later than (x) 1:00 p.m. New York time on the fourth Business Day prior to the proposed date of borrowing, in the case of a LIBOR Auction or (y) 9:45 a.m. New York time on the Quotation Date, in the case of a Set Rate Auction. Subject to Sections 5.02(b), 5.03, 6.02 and 9 hereof, any Money Market Quote so made shall be irrevocable except with the consent of the Administrative Agent given on the instructions of the Company. Each Money Market Quote shall be substantially in the form of Exhibit D hereto and shall specify:

(i) the proposed date of borrowing and the Interest Period therefor;

(ii) the principal amount of the Money Market Loan for which each such offer is being made, which principal amount shall be at least $5,000,000 (or a larger multiple of $1,000,000); provided that the aggregate principal amount of all Money Market Loans for which a Bank submits Money Market Quotes (x) may be greater or less than the Commitment of such Bank but (y) may not exceed the principal amount of the Money Market Borrowing for a particular Interest Period for which offers were requested;

(iii) in the case of a LIBOR Auction, the margin above or below the applicable LIBO Rate (the “LIBO Margin”) offered for each such Money Market Loan, expressed as a percentage (rounded to the nearest 1/10,000th of 1%) to be added to or subtracted from the applicable LIBO Rate;

(iv) in the case of a Set Rate Auction, the rate of interest per annum (rounded to the nearest 1/10,000th of 1%) offered for each such Money Market Loan (the “Set Rate”); and

(v) the identity of the quoting Bank.

Unless otherwise agreed by the Administrative Agent and the Company, no Money Market Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Money Market Quote Request and, in particular, no Money Market Quote may be conditioned upon acceptance by the Company of all (or some specified minimum) of the principal amount of the Money Market Loan for which such Money Market Quote is being made, provided that the submission by any Bank containing more than one Money Market Quote may be conditioned on the Company not accepting offers contained in such submission that would result in such Bank making Money Market Loans pursuant thereto in excess of a specified amount (the “Money Market Loan Limit”).

(d) Notification by Administrative Agent. The Administrative Agent shall (x) in the case of a Set Rate Auction, as promptly as practicable after the Money Market Quote is submitted (but in any event not later than 10:15 a.m. New York time on the Quotation Date) or (y) in the case of a LIBOR Auction, by 4:00 p.m. New York time on the day a Money Market Quote is submitted, notify the Company of the terms (i) of any Money Market Quote submitted by a Bank that is in accordance with Section 2.03(c) hereof and (ii) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Administrative Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Administrative Agent’s notice to the Company shall specify (A) the aggregate principal amount of the Money Market Borrowing for which offers have been received and (B) the respective principal amounts and LIBO Margins or Set Rates, as the case may be, so offered by each Bank (identifying the Bank that made each Money Market Quote).

(e) Acceptance by Company. Not later than 11:00 a.m. New York time on (x) the third Business Day prior to the proposed date of borrowing, in the case of a LIBOR Auction or (y) the Quotation Date, in the case of a Set Rate Auction (or, in any such case, such other time and date as the Company and the Administrative Agent, with the consent of the Majority Banks, may agree), the Company shall notify the Administrative Agent of its acceptance or nonacceptance of the offers so notified to it pursuant to Section 2.03(d) hereof (which notice shall specify the aggregate principal amount of offers from each Bank for each Interest Period that are accepted, it being understood that the failure of the Company to give such notice by such time shall constitute nonacceptance) and the Administrative Agent shall promptly notify each affected Bank. The notice from the Administrative Agent shall also specify the aggregate principal amount of offers for each Interest Period that were accepted and the lowest and highest LIBO Margins and Set Rates that were accepted for each Interest Period. The Company may accept any Money Market Quote in whole or in part (provided that any Money Market Quote accepted in part shall be at least $5,000,000 or a larger multiple of $1,000,000); provided that:

(i) the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;

(ii) the aggregate principal amount of each Money Market Borrowing shall be at least $20,000,000 (or a larger multiple of $1,000,000) but shall not cause the limits specified in Section 2.03(a) hereof to be violated;

(iii) acceptance of offers may, subject to clause (v) below, be made only in ascending order of LIBO Margins or Set Rates, as the case may be, in each case beginning with the lowest rate so offered;

(iv) the Company may not accept any offer where the Administrative Agent has advised the Company that such offer fails to comply with Section 2.03(c)(ii) hereof or otherwise fails to comply with the requirements of this Agreement (including, without limitation, Section 2.03(a) hereof); and

(v) the aggregate principal amount of each Money Market Borrowing from any Bank may not exceed any applicable Money Market Loan Limit of such Bank.

If offers are made by two or more Banks with the same LIBO Margins or Set Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Company among such Banks as nearly as possible (in amounts of at least $5,000,000 or larger multiples of $1,000,000) in proportion to the aggregate principal amount of such offers. Determinations by the Company of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

(f) Funding of Money Market Loans. Any Bank whose offer to make any Money Market Loan has been accepted in accordance with the terms and conditions of this Section 2.03 shall, not later than 1:00 p.m. New York time on the date specified for the making of such Loan, make the amount of such Loan available to the Administrative Agent at an account in New York designated by the Administrative Agent in immediately available funds, for account of the Company. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company on such date by depositing the same, in immediately available funds, in an account of the Company designated by the Company.

(g) Utilization of Commitments. Except for the purpose and to the extent expressly stated in Sections 2.05(b) hereof, the amount of any Money Market Loan made by any Bank shall not constitute a utilization of such Bank’s Commitment.

(h) Request Fee. The Company shall pay to the Administrative Agent a fee of $3,000 each time the Company gives a Money Market Quote Request to the Administrative Agent.

2.04 Letters of Credit.

(a) L/C Commitment.

(i) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Banks set forth in Section 2.04(d)(i), agrees to issue standby letters of credit (“Letters of Credit”) for the account of the Company (provided that any such Letter of Credit may be for the benefit of any Subsidiary designated by the Company) on any Business Day during the period from and including the Effective Date to but not including the date that is five Business Days prior to the Commitment Termination Date in such form as may be approved from time to time by such Issuing Lender; provided that such Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Sublimit, (ii) the aggregate amount of the Total Available Revolving Commitments would be less than zero or (iii) the L/C Obligations in respect of Letters of Credit issued by such Issuing Lender would exceed the L/C Commitment of such Issuing Lender. No Issuing Lender (other than an Affiliate of the Administrative Agent) shall permit any such issuance (or any renewal, extension or amendment of a Letter of Credit resulting in an increase in the amount of any Letter of Credit) to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement. Each Letter of Credit shall (1) be denominated in Dollars or any Alternative Currency and (2) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Commitment Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(ii) Each Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(b) Procedure for Issuance of Letter of Credit. The Company may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and, subject to the terms and conditions hereof (and otherwise so long as such Issuing Lender shall not have received written notice from any Bank, the Administrative Agent or the Company at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 6.02 shall not then be satisfied), shall, on the requested date, issue such Letter of Credit requested or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Such Issuing Lender shall furnish a copy of such Letter of Credit to the Company promptly following the issuance thereof. Such Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Banks, notice of the issuance of each Letter of Credit (including the amount thereof).

(c) L/C Fees and Other Charges.

(i) The Company will pay to the Administrative Agent for the account of each Bank, a fee on all outstanding Letters of Credit at a per annum rate equal to (i) in the case of a performance Letter of Credit, 75% of the Applicable Margin then in effect with respect to Eurodollar Loans and (ii) in the case of a financial Letter of Credit, 100% of the Applicable Margin then in effect with respect to the Eurodollar Loans, in each case shared ratably among the Banks and payable quarterly in arrears on each Quarterly Date after the issuance date and on the Commitment Termination Date. In addition, the Company shall pay to each Issuing Lender for its own account a fronting fee in an amount per annum as separately agreed between the Company and such Issuing Lender on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender, payable quarterly in arrears on each Quarterly Date after the issuance thereof and on the Commitment Termination Date.

(ii) In addition to the foregoing fees, the Company shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(d) L/C Participations.

(i) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the Dollar Amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Company in accordance with the terms of this Agreement (or in the event that any reimbursement received by such Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Administrative Agent, for the account of such Issuing Lender, upon demand an amount equal to the Dollar Amount of such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against such Issuing Lender, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6, (iii) any adverse change in the condition (financial or otherwise) of the Company, (iv) any breach of this Agreement or any other Loan Document by the Company or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(ii) If any amount required to be paid by any L/C Participant to the Administrative Agent, for the account of any Issuing Lender pursuant to Section 2.04(d)(i) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent, for the account of such Issuing Lender, within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent, for the account of such Issuing Lender, on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 2.04(d)(i) is not made available to Administrative Agent, for the account of such Issuing Lender, by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant (through the Administrative Agent), on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans. A certificate of such Issuing Lender submitted to any L/C Participant (through the Administrative Agent) with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(iii) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2.04(d)(i), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Company (through the Administrative Agent) or otherwise, including proceeds of collateral applied thereto by such Issuing Lender or the Administrative Agent), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent, for the account of such L/C Participant, an amount equal to the Dollar Amount of its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent, for the account of such Issuing Lender, the portion thereof previously distributed by such Issuing Lender to it (through the Administrative Agent).

(e) L/C Reimbursement Obligation of the Company. If any draft is paid under any Letter of Credit, the Company shall reimburse (whether with its own funds or with the proceeds of a Syndicated Loan) the applicable Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the third Business Day following the day that the Company receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the fourth Business Day following the day that the Company receives such notice.

Each such payment shall be made to such Issuing Lender (through the Administrative Agent to the extent the Administrative Agent can receive the applicable currency) in immediately available funds at its address for notices referred to herein and shall be made (i) in Dollars with respect to any Letter of Credit denominated in Dollars or (ii) subject to the next two sentences, with respect to Letters of Credit denominated in an Alternative Currency, in such Alternative Currency. If the Company’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the applicable Issuing Lender or any Bank to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Company shall pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Lender or Bank; provided that the Administrative Agent, each Issuing Lender and each Bank agrees that, upon the occurrence of any event giving rise to the operation of this sentence with respect to the Administrative Agent, such Issuing Lender or such Bank, as applicable, it shall, at the request of the Company, take reasonable steps to mitigate the adverse effects that may arise as a consequence of such event to the extent that such mitigation will not, in the sole opinion of the Administrative Agent, the Issuing Lender or such Bank, as applicable, entail any cost or be disadvantageous to the Administrative Agent, such Issuing Lender or such Bank, as applicable. If the Company fails to make such payment when due, then (i) if such payment relates to an Alternative Currency Letter of Credit, automatically and with no further action required, the Company’s obligation to reimburse the applicable Letter of Credit disbursement shall be permanently converted into an obligation to reimburse the Dollar Amount of such disbursement and (ii) the Administrative Agent shall promptly notify the applicable Issuing Lender of the applicable disbursement and the Dollar Amount thereof. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate per annum equal to (x) until the second (or third, as applicable) Business Day succeeding the date of the relevant notice, the Base Rate (as in effect from time to time) plus the Applicable Margin applicable to Base Rate Loans and (y) thereafter, the Base Rate (as in effect from time to time) plus the Applicable Margin applicable to Base Rate Loans plus 2%; provided that, in the case of an LC Disbursement made under a Letter of Credit in an Alternative Currency, the amount of interest due with respect thereto shall (i) in the case of any LC Disbursement that is reimbursed on the Business Day immediately succeeding such LC Disbursement, (A) be payable in the applicable Alternative Currency and (B) if not reimbursed on the date of such LC Disbursement, bear interest at a rate equal to the rate reasonably determined by the applicable Issuing Lender to be the cost to such Issuing Lender of funding such LC Disbursement plus the Applicable Margin applicable to Eurodollar Loans at such time and (ii) in the case of any LC Disbursement that is reimbursed after the Business Day immediately succeeding such LC Disbursement (A) be payable in Dollars, (B) accrue on the Dollar Amount of such LC Disbursement and (C) bear interest as provided above. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to clause (d) of this Section 2.04 to reimburse the applicable Issuing Lender shall be for the account of such Lender to the extent of such payment.

(f) L/C Obligations Absolute. The Company’s obligations under this Section 2.04 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Company may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Company also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the

Company’s Reimbursement Obligations under Section 2.04(e) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Company and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Company against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Company agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Company and shall not result in any liability of such Issuing Lender to the Company.

(g) Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Company and the Administrative Agent of the date and amount thereof. The responsibility of such Issuing Lender to the Company in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

(h) Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.04, the provisions of this Section 2.04 shall apply.

(i) Issuing Lender Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Lender shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, the aggregate face amount of the Letters of Credit to be issued, amended, renewed, or extended by it (and whether, subject to Section 2.04(a), the face amount of any such Letter of Credit was changed thereby) and the aggregate face amount of such Letters of Credit outstanding after giving effect to such issuance, amendment, renewal or extension, (iii) on each Business Day on which such Issuing Lender makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which a Company fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Lender on such day, the date of such failure, and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

(j) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 9, all amounts (i) that the Company is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Alternative Currency Letter of Credit (other than amounts in respect of which the Company has deposited cash collateral satisfactory to the applicable Issuing Lender and the Administrative Agent, if such cash collateral is deposited in the applicable Alternative Currency to the extent so deposited or applied) and (ii) of each Lender’s participation in any Alternative Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Amount of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the applicable Issuing Lender or any Lender in respect of the Obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

2.05 Changes of Commitments.

(a) Reduction on Commitment Termination Date. The aggregate amount of the Commitments shall be automatically reduced to zero on the Commitment Termination Date.

(b) Optional Reductions of Commitments. The Company shall have the right at any time or from time to time (i) so long as no Syndicated Loans, L/C Obligations or Money Market Loans are outstanding, to terminate the Commitments and (ii) to reduce the aggregate unused amount of the Commitments (for which purpose use of the Commitments shall be deemed to include the aggregate principal amount of all Money Market Loans); provided that (x) the Company shall give notice of each such termination or reduction as provided in Section 4.05 hereof and (y) each partial reduction shall be in an aggregate amount at least equal to $25,000,000 (or a larger multiple of $1,000,000).

(c) No Reinstatement of Commitments. The Commitments once terminated or reduced may not be reinstated.

2.06 Commitment Fee, etc.

(a) The Company agrees to pay to the Administrative Agent for the account of each Bank a commitment fee for the period from and including the Effective Date to but not including the earlier of the date such Commitment is terminated and the Commitment Termination Date, computed at the Applicable Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Bank during the period for which payment is made, payable quarterly in arrears on each Quarterly Date and on the earlier of the date the Commitments are terminated and the Commitment Termination Date, commencing on the first such date to occur after the date hereof.

(b) The Company agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any written fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.07 Lending Offices. The Loans of each Type made by each Bank shall be made and maintained at such Bank’s Applicable Lending Office for Loans of such Type.

2.08 Several Obligations; Remedies Independent. The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, but neither any Bank nor the Administrative Agent shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank, and (except as otherwise provided in Section 4.06 hereof) no Bank shall have any obligation to the Administrative Agent or any other Bank for the failure by such Bank to make any Loan required to be made by such Bank. The amounts payable by the Company at any time hereunder and under the Notes to each Bank shall be a separate and independent debt and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Bank or the Administrative Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

2.09 Evidence of Debt.

(a) Records by Banks. Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(b) Records by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and an Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent from the Company hereunder for the account of the Banks and each Bank’s share thereof.

(c) Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay its Loans in accordance with the terms of this Agreement.

(d) Notes. Any Bank may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Bank a promissory note payable to such Bank in the form of Exhibit A-1 hereto (to evidence Syndicated Loans) or Exhibit A-2 hereto (to evidence Money Market Loans).

2.10 Prepayments and Conversions or Continuations of Loans.

(a) Optional Prepayments and Conversions or Continuations of Loans. Subject to Sections 4.04 and 5.05 hereof, Syndicated Loans may from time to time be prepaid, may be Converted from one Type of Syndicated Loans into another Type and may be Continued as Syndicated Loans of the same Type, provided that, the Company shall give the Administrative Agent notice of each such prepayment, Conversion or Continuation as provided in Section 4.05 hereof (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder). Money Market Loans may not be prepaid.

Notwithstanding the foregoing, and without limiting the rights and remedies of the Banks under Section 9, if any Event of Default has occurred and is continuing and the Administrative Agent (whether at its own election or at the direction of the Majority Banks) so notifies the Company, then, so long as an Event of Default is continuing (i) the right of the Company to Convert any Loan into a Eurodollar Loan, or to Continue any Loan as a Eurodollar Loan, shall be suspended and (ii) all Loans shall be Converted (on the last day(s) of the respective Interest Periods therefor) into, or Continued as, as the case may be, Base Rate Loans

(b) Mandatory Prepayments.

(i) Promptly, but in any event no later than three Business Days after any Change of Control, the Company shall provide the Banks with written notice thereof (a “Change of Control Notice”). Upon the occurrence of any Change of Control (or at any time within 120 days thereafter), the Majority Banks may, by notice to the Company through the Administrative Agent, effective upon a date specified in such notice, (i) terminate the Commitments hereunder and (ii) demand that the outstanding principal amount of all Loans and all accrued and unpaid interest thereon, together with all other amounts payable by the Company under this Agreement, be paid in full and that the Company deposit in a cash collateral account established with the Administrative Agent for the benefit of the Issuing Lenders and the Banks on terms and conditions satisfactory to the Administrative Agent and the applicable Issuing Lender an amount equal to 103% of the Dollar Amount of aggregate then undrawn and unexpired amount of all outstanding Letters of Credit, and on such date the Company agrees to so pay such outstanding principal, interest and other amounts and deposit such amounts in such cash collateral account. Amounts prepaid pursuant to this clause (i) may not be reborrowed.

(ii) If at any time the sum of (x) the Total Revolving Extensions of Credit then outstanding plus (y) the aggregate principal amount of all Money Market Loans held by the Banks then outstanding for any reason exceeds the aggregate Commitments at such time, the Company shall prepay Loans (and if, necessary following the prepayment of all Loans, cash collateralize Letters of Credit in the manner described above) in an amount sufficient to eliminate such excess.

2.11 Increase in Commitments. The Company shall have the right at any time to increase the aggregate Commitments hereunder to the extent that the sum of the aggregate Commitments hereunder do not exceed $2,750,000,000 by adding to this Agreement one or more other banks (which may include any Bank, with the consent of such Bank, each such bank an “Additional Bank”) with the approval of the Administrative Agent (which approval shall not be unreasonably withheld), each of which Additional Banks shall have entered into an agreement in form and substance satisfactory to the Company and the Administrative Agent pursuant to which such Additional Bank shall undertake a Commitment (if any such Additional Bank is a Bank, its Commitment shall be in addition to such Bank’s Commitment hereunder) which such Commitment shall be in an amount at least equal to $10,000,000 or a larger multiple of $1,000,000, and upon the effectiveness of such agreement (the date of the effectiveness of any such agreement being hereinafter referred to as the “Increased Commitment Date”) such Additional Bank shall thereupon become a “Bank” for all purposes of this Agreement.

Notwithstanding the foregoing, the increase in the aggregate Commitments hereunder pursuant to this Section 2.11 shall not be effective unless:

(i) the Company shall have given the Administrative Agent notice of any such increase at least 3 Business Days prior to any such Increased Commitment Date;

(ii) no Default or Event of Default shall have occurred and be continuing as of the date of the notice referred to in the foregoing clause (i) or on the Increased Commitment Date; and

(iii) if any Syndicated Loan shall be outstanding hereunder, the Company shall have borrowed from each of the Additional Banks, and the Additional Banks shall have made, Syndicated Loans to the Company (in the case of Syndicated Eurodollar Loans, with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s)), and (notwithstanding the provisions of Section 4.02 hereof requiring that borrowings and prepayments be made ratably in accordance with the principal amounts of the Syndicated Loans held by the Banks) the Company shall have prepaid Syndicated Loans held by the other Banks in such amounts as may be necessary, so that after giving effect to such Loans and prepayments, the Syndicated Loans (and Interest Period(s) of Syndicated Eurodollar Loan(s)) shall be held by the Banks pro rata in accordance with the respective amounts of their Commitments (as so increased).

Promptly following any increase of Commitments pursuant to this Section, the Administrative Agent shall provide notice thereof to each of the Banks.

2.12 Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a) Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Bank pursuant to Section 2.06.

(b) The Commitments and Loans of such Defaulting Bank shall not be included in determining whether all Banks or the Majority Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.04); provided that any waiver, amendment or modification (x) increasing or extending the term of the Commitment of such Defaulting Bank or (y) requiring the consent of all Banks or each affected Bank which affects such Defaulting Bank differently than other affected Banks shall, in each case, require the consent of such Defaulting Bank;

(c) If any L/C Exposure exists at the time such Bank becomes a Defaulting Bank then:

(i) all or any part of the L/C Exposure of such Defaulting Bank shall be reallocated among the non-Defaulting Banks in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Banks’ Revolving Extensions of Credit plus such Defaulting Bank’s L/C Exposure does not exceed the total of all non-Defaulting Banks’ Commitments;

(ii) If the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the applicable Issuing Lenders only the Company’s obligations corresponding to such Defaulting Bank’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such L/C Exposure is outstanding;

(iii) If the Company cash collateralizes any portion of such Defaulting Bank’s L/C Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Bank pursuant to Section 2.04(c)(i) with respect to such Defaulting Bank’s L/C Exposure during the period such Defaulting Bank’s L/C Exposure is cash collateralized;

(iv) If the L/C Exposure of the non-Defaulting Bank is reallocated pursuant to clause (i) above, then the fees payable to the Banks pursuant to Section 2.06(a) and Section 2.04(c)(i) shall be adjusted in accordance with such non-Defaulting Banks’ Revolving Percentages; and

(v) If all or any portion of such Defaulting Bank’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other Bank hereunder, all fees payable under Section 2.04(c)(i) with respect to such Defaulting Bank’s L/C Exposure shall be payable to such Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized;

(d) so long as such Bank is a Defaulting Bank, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Bank’s then outstanding L/C Exposure will be 100% covered by the Commitments of the non-Defaulting Banks and/or cash collateral will be provided by the Company in accordance with Section 2.12(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Banks in a manner consistent with Section 2.12(c) (and such Defaulting Bank shall not participate therein).

(e) Any amount payable to such Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Bank pursuant to Section 4.07(b) but excluding Section 5.07) shall, in lieu of being distributed to such Defaulting Bank, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent and the Issuing Lenders hereunder, (ii) second, to the funding of any Loan or participation in any Letter of Credit in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, (iii) third, if so determined by the Administrative Agent and the Company, held in such account as cash collateral for future funding obligations of the Defaulting Bank in respect of any Loans or participations in Letters of Credit under this Agreement, (iv) fourth, to the payment of any amounts then owing to the Banks or Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Bank or Issuing Lender against such

Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement, (v) fifth, to the payment of any amounts then owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement, and (vi) sixth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided, with respect to this clause (vi), that if such payment is (x) a prepayment of the principal amount of any Loans and (y) made at a time when the conditions set forth in Section 6.02 are satisfied, such payment shall be applied solely to prepay the Loans of all non-Defaulting Banks pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Bank.

In the event that the Administrative Agent, the Issuing Lenders and the Company each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the L/C Exposure of the Banks shall be readjusted to reflect the inclusion of such Bank’s Commitment and on such date such previously Defaulting Bank shall purchase at par such of the Loans of the other Banks (other than Money Market Loans) as the Administrative Agent shall determine may be necessary in order for such previously Defaulting Bank to hold such Loans in accordance with its Revolving Percentage.

2.13 Currency Equivalents.

(a) The Administrative Agent shall determine the Dollar Amount of (x) the L/C Obligations in respect of Letters of Credit denominated in an Alternative Currency based on the Exchange Rate (i) as of the end of each fiscal quarter of the Company and (ii) on or about the date of the related notice requesting the issuance of such Letter of Credit and (y) any other amount to be converted into Dollars in accordance with the provisions hereof at the time of such conversion.

(b) If after giving effect to any such determination of a Dollar Amount, the L/C Obligation exceeds 100% of the L/C Sublimit, the Company shall, within five (5) Business Days of receipt of notice thereof from the Administrative Agent setting forth such calculation in reasonable detail and requesting cash collateral, deposit cash collateral in an account with the Administrative Agent, on terms and conditions satisfactory to the Administrative Agent and the applicable Issuing Lender, in an amount equal to such excess.

2.14 Inability to Determine Interest Rate If prior to the first day of any Interest Period:

(i) the Administrative Agent shall have determined (which determination shall be presumptively correct and binding on the Company) that by reason of circumstances affecting the relevant market adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Fixed Base Rate, for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Majority Banks in respect of the relevant facility that the Fixed Base Rate, as applicable, determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Banks (as conclusively certified by such Banks) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Company and the relevant Banks as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, which the Administrative Agent shall do promptly after the circumstances giving rise to such event no longer exists, no further Eurodollar Loans under the relevant facility shall be made or continued as such, nor shall the Company have the right to convert Loans under the relevant facility to Eurodollar Loans.

Section 3. Payments of Principal and Interest.

3.01 Repayment of Loans.

(a) Syndicated Loans. The Company hereby promises to pay to the Administrative Agent for account of the Banks the entire outstanding principal amount of the Syndicated Loans, and each Syndicated Loan shall mature, on the Commitment Termination Date.

(b) Money Market Loans. The Company hereby promises to pay to the Administrative Agent for account of each Bank that makes any Money Market Loan the principal amount of such Money Market Loan, and such Money Market Loan shall mature, on the last day of the Interest Period for such Money Market Loan.

3.02 Interest. The Company hereby promises to pay to the Administrative Agent for account of each Bank interest on the unpaid principal amount of each Loan made by such Bank to the Company for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

(a) if such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin;

(b) if such Loan is a Eurodollar Loan, the Eurodollar Rate for each Loan for the Interest Period therefor plus the Applicable Margin;

(c) if such Loan is a LIBOR Market Loan, the LIBO Rate for such Loan for the Interest Period therefor plus (or minus) the LIBO Margin quoted by the Bank making such Loan in accordance with Section 2.03 hereof; and

(d) if such Loan is a Set Rate Loan, the Set Rate for such Loan for the Interest Period therefor quoted by the Bank making such Loan in accordance with Section 2.03 hereof.

Notwithstanding the foregoing, the Company hereby promises to pay to the Administrative Agent for account of each Bank interest at the applicable Post-Default Rate on any principal of any Loan made by such Bank to the Company and on any other amount payable by the Company hereunder or under the Notes of the Company held by such Bank to or for account of such Bank, that shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full.

Accrued interest on each Loan shall be payable (i) in the case of a Base Rate Loan, quarterly in arrears on each Quarterly Date, (ii) in the case of a Eurodollar Loan or a Money Market Loan, on the last day of each Interest Period therefor and, if such Interest Period is longer than three months (in the case of a Eurodollar Loan or a LIBOR Market Loan), at three-month intervals following the first day of such Interest Period, and (iii) in the case of any Loan, upon the payment or prepayment thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted), except that interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Banks to which such interest is payable and to the Company.

Section 4. Payments; Pro Rata Treatment; Computations; Etc.

4.01 Payments.

(a) Payments Generally. Except to the extent otherwise provided herein, all payments of principal, interest, commitment fees and other amounts to be made by the Company under this Agreement and the Notes, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at an account in New York designated by the Administrative Agent, not later than 1:00 p.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b) Debiting by Banks. Any Bank for whose account any such payment is to be made may (but shall not be obligated to) debit the amount of any such payment that is not made by such time to any ordinary deposit account of the Company with such Bank (with notice to the Company and the Administrative Agent).

(c) Specification by Company of Amounts Paid. The Company shall, at the time of making each payment under this Agreement or any Note for account of any Bank, specify to the Administrative Agent (which shall so notify the intended recipient(s) thereof) the Loans or other amounts payable by the Company hereunder to which such payment is to be applied (and in the event that the Company fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may distribute such payment to the Banks for application in such manner as it or the Majority Banks, subject to Section 4.02 hereof, may determine to be appropriate).

(d) Remittance by Administrative Agent. Each payment received by the Administrative Agent under this Agreement or any Note for account of any Bank shall be paid by the Administrative Agent promptly to such Bank, in immediately available funds, for account of such Bank’s Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.

(e) Extension of Due Date. If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

4.02 Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing of Syndicated Loans of a particular Type from the Banks under Section 2.01 hereof shall be made from the Banks, each payment of commitment fees under Section 2.06 hereof shall be made for account of the Banks, each payment of fees under the first sentence of Section 2.04(c)(i) hereof shall be made for account of the Banks, and each termination or reduction of the amount of the Commitments under Section 2.05 hereof shall be applied to the respective Commitments of the Banks, pro rata according to the amounts of their respective Commitments; (b) Eurodollar Loans having the same Interest Period shall (other than as provided in Section 5.04 hereof) be allocated pro rata among the Banks according to the amounts of their respective Commitments (in the case of the making of Syndicated Loans) or their respective Syndicated Loans; (c) each payment or prepayment of principal of Syndicated Loans by the Company shall be made for account of the Banks pro rata in accordance with the respective unpaid principal amounts of the Syndicated Loans held by them; and (d) each payment of interest on Syndicated Loans by the Company shall be made for account of the Banks pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Banks.

4.03 Computations.

Interest on Money Market Loans and Eurodollar Loans, and Letter of Credit fees, fronting fees and commitment fees payable hereunder shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable and interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable. Notwithstanding the foregoing, for each day that the Base Rate is calculated by reference to the Federal Funds Rate, interest on Base Rate Loans shall be computed on the basis of a year of 360 days and actual days elapsed.

4.04 Minimum Amounts.

Except for Conversions or prepayments made pursuant to Section 5.04, each borrowing, Conversion and partial prepayment of principal of Syndicated Loans shall be in an aggregate amount at least equal to $10,000,000 or a larger multiple of $1,000,000 (borrowings or prepayments of, or Conversions into, Syndicated Loans of different Types or, in the case of

Eurodollar Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings, prepayments and Conversions for purposes of the foregoing, one for each Type or Interest Period); provided that the aggregate principal amount of Eurodollar Loans having the same Interest Period shall be in an amount at least equal to $10,000,000 or a larger multiple of $5,000,000 and, if any Eurodollar Loans would otherwise be in a lesser principal amount for any period, such Loans shall be Base Rate Loans during such period.

4.05 Certain Notices.

Except as otherwise provided in Section 2.03 hereof with respect to Money Market Loans, notices by the Company to the Administrative Agent of terminations or reductions of the Commitments, of borrowings, Conversions, Continuations and optional prepayments of Loans, of Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 10:00 a.m. New York time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing or prepayment or the first day of such Interest Period specified below:

Notice	Number of Business Days Prior

Termination or reduction of Commitments	3

Borrowing of Base Rate Loans	0	**

Prepayment of, or Conversions into, Base Rate Loans	1

Borrowing or prepayment of, Conversion into, Continuation of, or duration of Interest Period for, Eurodollar Loans	3

**	same day notice

Each such notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation or optional prepayment shall specify the Syndicated Loans to be borrowed, Converted, Continued or prepaid and the amount (subject to Section 4.04 hereof) and Type of each Loan to be borrowed, Converted, Continued or prepaid and the date of borrowing, Conversion, Continuation or optional prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Administrative Agent shall promptly notify the Banks of the contents of each such notice.

In the event that the Company fails to select the Type of a Loan, or the duration of any Interest Period for any Eurodollar Loan, within the time period and otherwise as provided in this Section 4.05, such Loan will be made as, Continue or Converted into a Eurodollar Loan with an Interest Period of one month.

4.06 Non-Receipt of Funds by the Administrative Agent.

Unless the Administrative Agent shall have been notified by a Bank or the Company (the “Payor”) prior to the date on which the Payor is to make payment to the Administrative Agent of (in the case of a Bank) the proceeds of a Loan to be made by such Bank hereunder or (in the case of the Company) a payment to the Administrative Agent for account of one or more of the Banks hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient(s) shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid, provided that if neither the recipient(s) nor the Payor shall return the Required Payment to the Administrative Agent within three Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

(i) if the Required Payment shall represent a payment to be made by the Company to the Banks, the Company and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Post-Default Rate (without duplication of the obligation of the Company under Section 3.02 hereof to pay interest on the Required Payment at the Post-Default Rate), it being understood that the return by the recipient(s) of the Required Payment to the Administrative Agent shall not limit such obligation of the Company under said Section 3.02 to pay interest at the Post-Default Rate in respect of the Required Payment, and

(ii) if the Required Payment shall represent proceeds of a Loan to be made by the Banks to the Company, the Payor and the Company shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment pursuant to Section 3.02 hereof, it being understood that the return by the Company of the Required Payment to the Administrative Agent shall not limit any claim the Company may have against the Payor in respect of such Required Payment.

4.07 Sharing of Payments, Etc.

(a) Right of Offset. The Company agrees that, in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option (to the fullest extent permitted by law), to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of the Company at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Bank’s Loans or any other amount payable to such Bank hereunder, that is not paid when due (regardless of whether such deposit or other indebtedness is then due to the Company), in which case it shall promptly notify the Company and the Administrative Agent thereof, provided that such Bank’s failure to give such notice shall not affect the validity thereof; provided that if any Defaulting Bank shall exercise any such right of set-off, (i) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Banks and (ii) the Defaulting Bank shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Bank as to which it exercised such right of set-off.

(b) Sharing of Payments. If any Bank shall obtain from the Company payment of any principal of or interest on any Loan of any Class owing to it or payment of any other amount under this Agreement through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Bank shall have received a greater percentage of the principal of or interest on the Loans of such Class or such other amounts then due hereunder by the Company to such Bank than the percentage received by any other Bank, it shall promptly purchase from such other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans of such Class or such other amounts, respectively, owing to such other Banks (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such excess payment (net of any expenses that may be incurred by such Bank in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans of such Class or such other amounts, respectively, owing to each of the Banks. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Participants’ Rights against Company. The Company agrees that any Bank so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans or other amounts (as the case may be) owing to such Bank in the amount of such participation.

(d) No Requirement to Exercise Offset Rights. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Company. If, under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a set-off to which this Section 4.07 applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

Section 5. Yield Protection, Etc.

5.01 Additional Costs.

(a) Regulatory Change. The Company shall pay (but without duplication) directly to each Bank, Issuing Lender or the Administrative Agent from time to time such amounts as such Bank, Issuing Lender or the Administrative Agent may determine to be necessary to compensate such Bank, Issuing Lender or the Administrative Agent for any costs that such Bank, Issuing Lender or the Administrative Agent determines are attributable to its making or maintaining of any Fixed Rate Loans to the Company or its obligation to make any Fixed Rate Loans to the Company hereunder, or issuing or participating in Letters of Credit hereunder, or any reduction in any amount receivable by such Bank, Issuing Lender or the Administrative Agent hereunder in respect of any of such Loans or Letters of Credit or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i) shall subject any Bank (or its Applicable Lending Office for any of such Loans), Issuing Lender or the Administrative Agent to any tax, duty or other charge in respect of such Loans or its Notes or Letters of Credit or changes the basis of taxation of any amounts payable to such Bank, Issuing Lender or the Administrative Agent under this Agreement or its Notes in respect of any of such Loans or Letters of Credit (excluding, in each case, Excluded Taxes); or

(ii) imposes or modifies any reserve, special deposit, compulsory loan, insurance charge or similar requirements (other than the Reserve Requirement utilized in the determination of the Eurodollar Rate or LIBO Rate, as the case may be, for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including, without limitation, any of such Loans or any deposits referred to in the definition of “Fixed Base Rate” in Section 1.01 hereof), or any commitment of such Bank (including, without limitation, the Commitment of such Bank hereunder); or

(iii) imposes any other condition affecting this Agreement or its Notes (or any of such extensions of credit or liabilities) or its Commitment.

If any Bank requests compensation from the Company under this Section 5.01, the Company may, by notice to such Bank (with a copy to the Administrative Agent), suspend the obligation of such Bank thereafter to make or Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans, until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 hereof shall be applicable), provided that such suspension shall not affect the right of such Bank to receive the compensation so requested.

(b) Capital Requirements. Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), the Company shall pay directly to each Bank and Issuing Lender from time to time on request such amounts as such Bank or Issuing Lender may determine to be necessary to compensate such Bank or Issuing Lender (or, without duplication, the bank holding company of which such Bank or Issuing Lender is a subsidiary) for any costs that it determines are attributable to the maintenance by such Bank or Issuing Lender (or any Applicable Lending Office or such bank holding company), pursuant to any law or regulation or any interpretation, directive, request, application thereof or compliance by such Bank or Issuing Lender or any corporation controlling such Bank or Issuing Lender with any request or directive regarding capital or liquidity requirement (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority following any Regulatory Change, of capital or liquidity requirements in respect of its Commitment, Loans or Letters of Credit (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Bank or Issuing Lender (or any Applicable Lending Office or such bank holding company) to a level below that which such Bank or Issuing Lender (or any Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request, taking into consideration the policies of such Bank or Issuing Lender or the corporation controlling such Bank or Issuing Lender with respect to capital adequacy or liquidity).

(c) Notification by Banks. Each Bank or Issuing Lender shall notify the Company of any event occurring after the date hereof entitling such Bank or Issuing Lender to compensation under paragraph (a) or (b) of this Section 5.01 as promptly as practicable, but in any event within 180 days, after such Bank or Issuing Lender obtains actual knowledge thereof; provided that (i) if any Bank or Issuing Lender fails to give such notice within 180 days after it obtains actual knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section 5.01 in respect of any costs resulting from such event, only be entitled to payment under this Section 5.01 for costs incurred from and after the date 180 days prior to the date that such Bank or Issuing Lender does give such notice and (ii) each Bank and Issuing Lender will designate a different Applicable Lending Office (and/or take other reasonable steps to mitigate any increased costs under this Section 5.01) for the Loans or participations or issuances of Letters of Credit of such Bank or Issuing Lender affected by such event if such designation or mitigation steps, as applicable, will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank or Issuing Lender, be disadvantageous to such Bank or Issuing Lender, except that such Bank or Issuing Lender shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Bank and Issuing Lender will furnish to the Company a certificate setting forth the basis and amount of each request by such Bank or Issuing Lender for compensation under paragraph (a) or (b) of this Section 5.01. Determinations and allocations by any Bank or Issuing Lender for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to paragraph (a) of this Section 5.01, or of the effect of capital maintained pursuant to paragraph (b) of this Section 5.01, on its costs or rate of return of maintaining Loans or its obligation to make Loans or issue or participate in any Letter of Credit, or on amounts receivable by it in respect of Loans or Letters of Credit, and of the amounts required to compensate such Bank or Issuing Lender under this Section 5.01, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

5.02 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Fixed Base Rate for any Interest Period pursuant to clause (b) of the definition of “Fixed Base Rate” in Section 1.01 hereof:

(a) the Administrative Agent determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in clause (b) of the definition of “Fixed Base Rate” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for either Type of Fixed Rate Loans as provided herein; or

(b) the Majority Banks determine (or any Bank that has outstanding a Money Market Quote with respect to a LIBOR Market Loan determines), which determination shall be conclusive, and notify (or notifies, as the case may be) the Administrative Agent that the relevant rates of interest referred to in clause (b) of the definition of “Fixed Base Rate” in Section 1.01 hereof upon the basis of which the rate of interest for Eurodollar Loans (or LIBOR Market Loans, as the case may be) for such Interest Period is to be determined are not likely adequately to cover the cost to such Banks (or to such quoting Bank, as the case may be) of making or maintaining Eurodollar Loans (or such LIBOR Market Loan, as the case may be) for such Interest Period;

then the Administrative Agent shall give the Company and each Bank prompt notice thereof and, so long as such condition remains in effect, the obligation of the Banks to make additional Eurodollar Loan, to Convert Base Rate Loans into Eurodollar Loans, or to Continue Eurodollar Loans shall be suspended, in which case the provisions of Section 5.04 shall be applicable (or, in the case of a LIBOR Market Loan, such quoting Bank shall be under no obligation to make such LIBOR Market Loan).

5.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make, or Continue, or to Convert Loans of any other Type into, Eurodollar Loans or LIBOR Market Loans hereunder (and, in the sole opinion of such Bank, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Bank), then such Bank shall promptly notify the Company thereof (with a copy to the Administrative Agent) and such Bank’s obligation to make Eurodollar Loans shall be suspended until such time as such Bank may again make and maintain Eurodollar Loans (in which case the provisions of Section 5.04 hereof shall be applicable), and such Bank shall no longer be obligated to make any LIBOR Market Loan that it has offered to make.

5.04 Treatment of Affected Loans. If the obligation of any Bank to make or Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans, shall be suspended pursuant to Section 5.01, 5.02 or 5.03, unless and until such Bank gives notice as provided below that the circumstances specified in Section 5.01, 5.02 or 5.03 that gave rise to such Conversion no longer exist:

(a) any Loan that would otherwise be made or Continued by such Bank as a Eurodollar Loan shall be made instead as, or Converted on the last day of the then current Interest Period therefor (or, in the case of a Conversion resulting from a circumstance described in Section 5.03, on such earlier date as such Bank may specify to the Company with a copy to the Administrative Agent) into, a Base Rate Loan, and any Loan of such Bank that would otherwise be Converted into a Eurodollar Loan shall remain as a Base Rate Loan; and

(b) to the extent that such Bank’s Base Rate Loans have been made or Continued as, or Converted from Eurodollar Loans to, Base Rate Loans as a result of the foregoing provisions of this Section 5.04, all payments and prepayments of principal that would otherwise be applied to such Bank’s Eurodollar Loans shall be applied instead to its Base Rate Loans.

If such Bank gives notice to the Company with a copy to the Administrative Agent that the circumstances specified in Section 5.01, 5.02 or 5.03 that gave rise to the Conversion of such Bank’s Eurodollar Loans pursuant to this Section 5.04 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Banks are outstanding, such Bank’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Base Rate Loans and Eurodollar Loans are allocated among the Banks ratably (as to principal amounts, Types and Interest Periods) as nearly as possible in accordance with their respective Commitments.

5.05 Compensation. The Company shall pay to the Administrative Agent for account of each Bank, upon the request of such Bank through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense that such Bank reasonably determines is attributable to:

(a) any payment, mandatory or optional prepayment or Conversion of a Fixed Rate Loan or a Set Rate Loan made by such Bank to the Company for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 9 hereof) on a date other than the last day of an Interest Period for such Loan; or

(b) any failure by the Company for any reason (including, without limitation, the failure of any of the conditions precedent specified in Section 6 hereof to be satisfied) to borrow a Fixed Rate Loan or a Set Rate Loan (with respect to which, in the case of a Money Market Loan, the Company has accepted a Money Market Quote) from such Bank on the date for such borrowing specified in the relevant notice of borrowing given pursuant to Section 2.02 or 2.03(b)) hereof.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid, Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Bank would have bid in the London interbank market (if such Loan is a Eurodollar Loan or a LIBOR Market Loan) or the United States secondary certificate of deposit market (if such Loan is a Set Rate Loan) for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Bank), or if such Bank shall cease to make such bids, the equivalent rate, as reasonably determined by such Bank, derived from the Reuters Screen LIBO Page or other publicly available source as described in the definition of “Fixed Base Rate” in Section 1.01 hereof).

5.06 Taxes.

(a) All payments made by or on behalf of the Company under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Non-Excluded Taxes; provided that if any Non-Excluded Taxes are required by applicable law to be withheld from any amounts payable hereunder, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) the amounts so payable by the Company to such Bank shall be increased to the extent necessary so that after making all required deductions (including deductions for all Non-Excluded Taxes) such Bank receives an amount equal to the sum it would have received under this Agreement if such withholding or deduction for such Non-Excluded Taxes had not been required; provided, however, that the Company shall not be required to increase any such amounts payable to any Bank with respect to any Non-Excluded Taxes that are attributable to such Bank’s failure to comply with the requirements of paragraph (e) or (f) of this Section or that are United States withholding taxes resulting from any Requirement of Law in effect (including FATCA) on the date such Bank becomes a party to this Agreement, except to the extent that such Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) The Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Company shall pay (or reimburse) the Administrative Agent and each Bank for any Non-Excluded Taxes or Other Taxes imposed directly on the Administrative Agent or such Bank, in each case, within 30 days after written demand therefor (together with a statement setting forth in reasonable detail the basis and calculation of such amounts). If (i) any withholding taxes which are Non-Excluded Taxes are not paid when due (either by the Company or the Administrative Agent, acting in good faith); or (ii) any Non-Excluded Taxes are imposed directly on the Administrative Agent or any Bank and the Company fails to pay (or reimburse) such Person within 30 days after demand therefor, the Company shall indemnify the Administrative Agent and the Bank for such amounts, any interest or penalties (limited with respect to (ii) to incremental interest or penalties) that may become payable by the Administrative Agent or such Bank by reason of such failure.

(d) Each Bank shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Bank and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error.

(e) Each Bank that is a U.S. Person shall deliver to the Company and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) or such other document or information prescribed by applicable laws or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent, as the case may be, to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Each Non-U.S. Bank shall deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Bank from which the related participation shall have been purchased) (i) two copies of U.S. Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), (ii) in the case of a Non-U.S. Bank claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of the applicable Exhibit G and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non U.S. Bank claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement and the other Loan Documents, or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Company and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Bank on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Company or the Administrative Agent. In addition, each Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Bank. Each Bank shall promptly notify the Company and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, a Bank shall not be required to deliver any form pursuant to this Section that such Bank is not legally able to deliver.

(f) A Bank that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Bank is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided, that such Bank is legally entitled to complete, execute and deliver such documentation and in such Bank’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Bank.

(g) If a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company (or the Administrative Agent), such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company (or the Administrative Agent) as may be necessary for the Company (or the Administrative Agent) to comply with its obligations under FATCA, to determine that such Bank has or has not complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.06(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If the Administrative Agent or any Bank determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 5.06, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 5.06 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Company, upon the request of the Administrative Agent or such Bank, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Bank in the event the Administrative Agent or such Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.

(i) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(j) For purposes of this Section 5.06, the term “Bank” includes the Issuing Lenders and the term “applicable law” includes FATCA.

5.07 Replacement of Banks. If (i) any Bank requests compensation pursuant to Section 5.01 or 5.06, (ii) any Bank’s obligation to make or Continue Loans of any Type, or to Convert Syndicated Loans of any Type into the other Type of Syndicated Loan, shall be suspended pursuant to Section 5.01 or 5.03 hereof or (iii) any Bank is a Defaulting Bank hereunder (any such Bank requesting such compensation, whose obligations are so suspended or who is a Defaulting Bank, being herein called a “Departing Bank”), the Company, upon three Business Days’ notice to the Administrative Agent given when no Default shall have occurred and be continuing, may require that such Departing Bank transfer all of its right, title and interest under this Agreement and such Departing Bank’s Notes to any bank or other financial institution identified by the Company that is satisfactory to the Administrative Agent (a) if such bank or other financial institution (a “Proposed Bank”) agrees to assume all of the obligations of such Departing Bank hereunder, and to purchase all of such Departing Bank’s Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Departing Bank’s Loans, together with interest thereon to the date of such purchase, and satisfactory arrangements are made for payment to such Departing Bank of all other amounts payable hereunder to such Departing Bank on or prior to the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 5.05 hereof as if all of such Departing Bank’s

Loans were being prepaid in full on such date) and (b) if such Departing Bank has requested compensation pursuant to Section 5.01 or 5.06 hereof, such Proposed Bank’s aggregate requested compensation, if any, pursuant to said Section 5.01 or 5.06 with respect to such Departing Bank’s Loans is lower than that of the Departing Bank. Subject to the provisions of Section 11.05(b) hereof, such Proposed Bank shall be a “Bank” for all purposes hereunder. Without prejudice to the survival of any other agreement of the Company hereunder the agreements of the Company contained in said Sections 5.01, 5.06 and 11.03 (without duplication of any payments made to such Departing Bank by the Company or the Proposed Bank) shall survive for the benefit of such Departing Bank under this Section 5.07 with respect to the time prior to such replacement.

Section 6. Conditions Precedent.

6.01 Effective Date. The effectiveness of this Agreement is subject to the condition precedent that the Administrative Agent shall have received the following documents (with, in the case of clauses (a) and (e) below, sufficient copies for each Bank), each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Bank) in form and substance:

(a) Corporate Documents. Certified copies of the charter and by-laws of the Company and of all corporate authority for the Company (including, without limitation, board of director resolutions and evidence of the incumbency and specimen signature of officers) with respect to the execution, delivery and performance of this Agreement and each other document (including the Notes) to be delivered by the Company from time to time in connection herewith and with the Loans hereunder (and each of the Administrative Agent and each Bank may conclusively rely on such certificate of incumbency until it receives notice in writing from the Company to the contrary).

(b) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Company and each Person listed on Schedule 1.

(c) [Reserved].

(d) Delivery of Notes. A Note for any Bank that shall have requested the same pursuant to Section 2.09(d) hereof, appropriately completed and duly executed by the Company. In that connection, any Bank hereunder that was a “Bank” under the Existing Credit Agreement shall, to the extent it continues to hold one or more promissory notes completed and executed by the borrower under the Existing Credit Agreement, return for cancellation such promissory notes to the Company on the Effective Date or promptly thereafter.

(e) Opinion of Counsel to the Company. The Administrative Agent shall have received an opinion, dated the Effective Date and addressed to the Administrative Agent and the Banks, from (i) Senior Counsel, Motorola Law Department, substantially in the form of Exhibit B-1 hereto and (ii) Winston & Strawn LLP, special counsel to the Company, substantially in the form of Exhibit B-2 hereto. The Company hereby instructs such counsel to deliver said opinions to the Administrative Agent and each Bank hereunder.

(f) Expenses. The Company shall have paid such invoiced fees and expenses as it shall have agreed to pay to the Arrangers or the Administrative Agent in connection herewith, including, without limitation, the reasonable fees and expenses of Special Counsel in connection with the negotiation, preparation, execution and delivery of this Agreement and the Notes (to the extent that statements with customary detail for such fees and expenses have been delivered to the Company).

(g) Ratings. The Company shall have received at least two of (x) a Moody’s Rating of Baa3 or above, (y) a Standard & Poor’s Rating of BBB- or above and (y) a Fitch Rating of BBB- or above.

(h) Other Documents. Such other documents as the Administrative Agent or any Bank or Special Counsel may reasonably request.

The effectiveness of the obligation of any Bank or Issuing Lender to make Loans or issue Letters of Credit hereunder is also subject to (i) the payment by the Company of such fees as the Company shall have agreed to pay to any Bank or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Special Counsel in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the Loans and Letters of Credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Company), (ii) receipt by the Administrative Agent of evidence that all principal, interest, facility fees, additional interest and other amounts owing by the Company in respect of the Existing Credit Agreement shall have been (or shall be simultaneously) paid in full and that any commitments to extend credit under the Existing Credit Agreement shall have been canceled or terminated (it being understood that each of the Lenders that is a lender under the Existing Credit Agreement, hereby waives the requirement set forth in Section 4.05 of the Existing Credit Agreement that any notice of termination of the commitments to extend credit under the Existing Credit Agreement be delivered three business days in advance of such termination), and (iii) the representations and warranties made by the Company in Section 7 hereof shall be true and complete in all material respects on and as of the Effective Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); provided that any such representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects.

The Administrative Agent shall notify the Company and the Banks of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Banks or Issuing Lenders to make Loans or issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.04 hereof) on or prior to 3:00 p.m., New York City time, on June 30, 2014 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

6.02 Initial and Subsequent Loans. The obligation of any Bank or Issuing Lender to make a Loan (including any such Bank’s initial Loan), and of any Issuing Lender to issue, amend, renew or extend any Letter of Credit (each of the foregoing, a “Credit Event”) is subject to the conditions precedent that, both immediately prior to such Credit Event and also after giving effect thereto and to the intended use thereof:

(a) no Default or Event of Default shall have occurred and be continuing;

(b) the representations and warranties made by the Company in Section 7 hereof (other than (i) the last sentence of Section 7.02 hereof, (ii) Section 7.03 hereof, (iii) Section 7.08 hereof and (iv) Section 7.11 hereof) shall be true and complete in all material respects on and as of the date of such Credit Event with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) ; provided that any such representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects; and

(c) no Change of Control shall have occurred;

Each notice of borrowing or request for the issuance or amendment of a Letter of Credit by the Company hereunder shall constitute a certification by the Company to the effect set forth in the preceding sentence (both as of the date of such notice and as of the date of such Credit Event). Without limiting the provisions of Section 2.10 hereof, Continuations and Conversions of Loans shall not be subject to this Section 6.02.

Section 7. Representations and Warranties. The Company represents and warrants to the Administrative Agent, the Issuing Lenders and the Banks that:

7.01 Corporate Existence. Each of the Company and its Material Domestic Subsidiaries: (a) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted with, in the case of the Company’s Material Domestic Subsidiaries only, such exceptions as are not reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be likely to (either individually or in the aggregate) have a Material Adverse Effect.

7.02 Financial Condition. The Company has heretofore furnished to each of the Banks:

(i) the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2013 and the related statements of consolidated earnings, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the fiscal year ended on said date, with the opinion thereon of KPMG; and

(ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at March 29, 2014 and the related statements of consolidated earnings, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the three-month period ended on such date.

All such financial statements present fairly, in all material respects, the financial condition of the Company and its consolidated Subsidiaries as at said dates and the results of their operations for the fiscal year and three-month period ended on said dates (subject, in the case of such financial statements as at March 29, 2014 to normal year-end audit adjustments), all in conformity with generally accepted accounting principles. Except as disclosed in the Company’s Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2013 or in the Company’s Report on Form 10-Q filed with the SEC for the first fiscal quarter of the Company’s 2014 fiscal year, each of which has been delivered to the Banks prior to the Effective Date, since December 31, 2013, there has been no material adverse change in the consolidated business, operations or financial condition taken as a whole of the Company and its consolidated Subsidiaries from that set forth in said financial statements as at said date.

7.03 Litigation. Except as disclosed in the Company’s Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2013 or in the Company’s Report on Form 10-Q filed with the SEC for the first fiscal quarter of the Company’s 2014 fiscal year, each of which has been delivered to the Banks prior to the Effective Date, there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Company) threatened against the Company or any of its Subsidiaries that, if adversely determined (either individually or in the aggregate) would reasonably be likely to have a Material Adverse Effect.

7.04 No Breach. None of the execution and delivery of this Agreement and the Notes, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of the Company, or any applicable law or regulation or any agreement or instrument to which the Company or any of its Material Domestic Subsidiaries is a party, or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such agreement or instrument.

7.05 Action. The Company has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under this Agreement and the Notes; the execution, delivery and performance by the Company of this Agreement and the Notes have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by the Company and constitutes, and each of the Notes when executed and delivered for value will constitute, its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights.

7.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, are necessary for the execution, delivery or performance by the Company of this Agreement or the Notes or for the legality, validity or enforceability hereof or thereof.

7.07 Use of Credit. No part of the proceeds of the Loans hereunder will be used to buy or carry any Margin Stock in violation of the provisions of Regulations U and X. Following the application of the proceeds of the Loans, no more than 25% of the aggregate assets of the Company and its Subsidiaries will consist of or be represented by Margin Stock.

7.08 ERISA. Except as would not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect: (a) each of the Company and its ERISA Affiliates is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Plan and the terms of each Plan, and (b) no ERISA Event has occurred or is reasonably expected to occur.

7.09 Taxes. The Company and its Domestic Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any of its Domestic Subsidiaries, except for any such tax being contested in good faith and by proper proceedings and against which adequate reserves are being maintained. The charges, accruals and reserves on the books of the Company and its Domestic Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company, adequate.

7.10 Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

7.11 Environmental Matters. Each of the Company and its Material Domestic Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization would not (either individually or in the aggregate) have a Material Adverse Effect.

7.12 Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures reasonably designed to maintain compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees, and to the knowledge of the Company its directors and agents, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions. None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

Section 8. Covenants of the Company. The Company covenants and agrees with the Banks, the Issuing Lenders and the Administrative Agent that, so long as any Commitment, Loan or Letter of Credit is outstanding and until payment in full of all amounts payable by the Company hereunder:

8.01 Financial Statements, Etc. The Company shall deliver to the Administrative Agent:

(a) as soon as available and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Company, beginning with the fiscal quarter ended June 30, 2014, statements of consolidated earnings, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding periods in the preceding fiscal year (except that, in the case of such balance sheet, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a senior financial officer of the Company, which certificate shall state that said financial statements present fairly, in all material respects, the financial condition and results of operations of the Company and its consolidated Subsidiaries in each case in conformity with generally accepted accounting principles as at the end of, and for, such period (subject to normal year-end audit adjustments) (it being understood that delivery to the Banks of the Company’s Report on Form 10-Q filed with the SEC shall satisfy the requirements of this Section 8.01(a) so long as the information required to be contained in such Report is substantially the same as that required under this clause (a));

(b) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, statements of consolidated earnings, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for such fiscal year and the related consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion thereon of KPMG or other nationally recognized independent public accountants, which opinion shall state that said financial statements present fairly, in all material respects, the financial condition and results of operations of the Company and its consolidated Subsidiaries as at the end of, and for, such fiscal year in conformity with generally accepted accounting principles (it being understood that delivery to the Banks of the Company’s Report on Form 10-K filed with the SEC shall satisfy the requirements of this Section 8.01(b) so long as the information required to be contained in such Report is substantially the same as that required under this clause (b));

(c) promptly upon their becoming available, copies of (i) all amendments to the Form 10 filed after the date hereof (as well as a copy of the final effective Form 10) and (ii) all registration statements and regular periodic reports on Forms 10-K, 10-Q and 8-K that the Company shall have filed with the SEC (to the extent not already delivered to the Banks pursuant to clauses (a) and (b) above);

(d) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

(e) promptly after the Company knows or has reason to believe that any Default has occurred, a notice of such Default (and stating that such notice is a “Notice of Default”) describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Company has taken or proposes to take with respect thereto; and

(f) following the reasonable request of the Administrative Agent, the Company and/or its ERISA Affiliates (as applicable) shall promptly make a request of the administrator or sponsor of any Multiemployer Plan for copies of documents described in Sections 101(k) and/or 101(l) of ERISA, and the Company shall provide such documents to the Administrative Agent promptly after receipt thereof; and

(g) from time to time such other information regarding the condition, financial or otherwise, of the Company or any of its Subsidiaries as any Bank (through the Administrative Agent) or the Administrative Agent may reasonably request.

The Company will furnish to the Administrative Agent, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Company (i) certifying that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken or proposes to take with respect thereto) and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.07.

Documents required to be delivered pursuant to this Section 8.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website or (ii) on which such documents are posted on the Company’s behalf on IntraLinks or another relevant website, if any, to which each Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance the Company (i) shall be required to provide paper copies of the certificates required under this Section 8.01 to the Administrative Agent and (ii) shall notify any Bank when documents required to be delivered pursuant to this Section 8.01 have been delivered electronically to the extent that such Bank has requested so to be notified. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

8.02 Existence, Etc. The Company will, and will cause each of its Material Domestic Subsidiaries to:

(a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (provided that nothing in this Section 8.02 shall prohibit any transaction expressly permitted under Section 8.04 hereof);

(b) comply with the requirements of all applicable laws (including, for the avoidance of doubt, the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”)), rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements is reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which, in the opinion of the Company, adequate reserves are being maintained;

(d) maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted, provided that, nothing in this Section 8.02(d) shall prevent the Company or any of its Material Domestic Subsidiaries from discontinuing such maintenance if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business and the business of any of its Material Domestic Subsidiaries and not disadvantageous in any material respect to the Banks; and

(e) subject to U.S. Government restrictions, permit representatives of any Bank or the Administrative Agent, during normal business hours and upon reasonable notice, to examine or inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Bank or the Administrative Agent (as the case may be) so long as any such examination or inspection shall not unreasonably interfere with the operations of the Company and its Material Domestic Subsidiaries.

8.03 Insurance. The Company will, and will cause each of its Material Domestic Subsidiaries to, maintain insurance with financially sound and reputable insurance companies (or through self-insurance programs so long as such self-insurance is administered in accordance with sound business practices), and with respect to Property and risks of a character usually maintained by corporations engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such corporations.

8.04 Prohibition of Fundamental Changes.

(a) Merger or Consolidation of the Company. The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its Property substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its Property substantially as an entirety to the Company, unless:

(i) in case the Company shall consolidate with or merge into another Person or convey, transfer or lease its Property substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the Property of the Company substantially as an entirety shall be a corporation, partnership, limited liability company or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an instrument in writing, executed and delivered to the Administrative Agent in form satisfactory to the Majority Banks, the due and punctual payment of the principal of, and interest on the Loans, Notes and the L/C Obligations made by the Company, and all other amounts payable by the Company to the Banks, the Issuing Lenders and the Administrative Agent hereunder and the performance or observance of every covenant of this Agreement on the part of the Company to be performed or observed;

(ii) immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Company or any Subsidiary of the Company or any other successor Person as a result of such transaction as having been incurred by the Company or such Subsidiary or such successor Person at the time of such transaction, no Default shall have happened and be continuing;

(iii) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, Property of the Company would be required under Section 8.05 hereof to equally and ratably secure its indebtedness hereunder then the Company or such successor Person, as the case may be, shall take such steps as shall be necessary effectively to secure the payment of principal of, and interest on the Loans, the Notes and the L/C Obligations of the Company, and all other amounts payable by the Company to the Banks, the Issuing Lenders and the Administrative Agent hereunder equally and ratably with (or prior to) all Debt secured thereby; and

(iv) the Company has delivered to the Administrative Agent a certificate of a senior officer of the Company and a written opinion of counsel (who may be counsel to the Company and who shall be acceptable to the Majority Banks), each stating that such consolidation, merger, conveyance, transfer or lease and all conditions precedent herein provided for relating to such transaction have been complied with.

(b) Successor Company. Upon any consolidation of the Company with, or merger of the Company into any other Person or any conveyance, transfer or lease of the Property of the Company substantially as an entirety in accordance with clause (i) above, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement and the Notes made by it.

8.05 Limitation on Liens. The Company will not itself, and will not permit any Domestic Subsidiary to, incur, issue, assume, or guarantee any Debt secured by any Lien on any Principal Property, or any shares of stock of or Debt of any Domestic Subsidiary, without effectively providing that all amounts payable by the Company to the Banks, the Issuing Lenders and the Administrative Agent hereunder (together with, if the Company shall so determine, any other Debt of the Company or such Domestic Subsidiary then existing or thereafter created which is not subordinate to the payment of principal of, and interest on the Loans, the Notes and the L/C Obligations), and all other amounts payable by the Company to the Banks, the Issuing Lenders and the Administrative Agent hereunder shall be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt shall be so secured, unless after giving effect thereto, the aggregate amount of all such secured Debt plus all Attributable Debt of the Company and its Domestic Subsidiaries in respect of Sale and Leaseback Transactions (as defined in Section 8.06 hereof) would not exceed 5% of the Consolidated Net Tangible Assets; provided, however, that this Section 8.05 shall not apply to, and there shall be excluded from secured Debt in any computation under this Section 8.05, Debt secured by:

(a) Liens on Property (including any shares of stock or Debt) of any Person on which Liens are existing at the time such Person becomes a Domestic Subsidiary or at the time it is merged into or consolidated with the Company or any Domestic Subsidiary;

(b) Liens in favor of the Company or any Domestic Subsidiary;

(c) Liens in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(d) Liens on Property (including shares of stock or Debt) existing at the time of acquisition thereof (including acquisition through merger or consolidation);

(e) Liens on Property (including shares of stock or Debt) to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such Property, the completion of any construction or the commencement of full operation, for the purpose of financing all or any part of the purchase price or construction cost thereof; and

(f) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (a) to (e), inclusive; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the same Property secured by the Lien extended, renewed or replaced (plus improvements on such Property).

In addition to the foregoing, (A) the Company will not itself, and will not permit any Material Domestic Subsidiary to, (i) create, incur or suffer to exist any Lien securing any Debt covering any Receivables or domestic Inventory, except to the extent either in existence on the date hereof or constituting Liens of the type referred to in paragraph (a), (c), (d), (e) or (f) above and except as permitted in the next following paragraphs, or (ii) sell or discount any domestic Inventory or Receivables except in the ordinary course of the business of the Company and its Material Domestic Subsidiaries and except as permitted in the next following paragraphs, and (B) the Company will not itself, and will not permit any Material Domestic Subsidiary to, sell, assign or transfer any Receivables or domestic Inventory to any Subsidiary of the Company other than a Material Domestic Subsidiary and other than the sale of Receivables to any special purpose entity used solely in connection with asset securitizations constituting a Permitted Receivables Transfer described in the next following paragraph.

Notwithstanding the foregoing, the Company and its Material Domestic Subsidiaries may create, incur and suffer to exist Liens securing Debt covering Receivables (“Permitted Receivables Liens”), and may sell and discount Receivables (and supporting rights and assets) transferred by the Company, Motorola Credit or any of their respective Domestic Subsidiaries directly or indirectly to (i) any special purpose entity used solely in connection with asset securitizations as part of an asset securitization financing facility or facilities or (ii) a third party pursuant to a factoring or sale arrangement (collectively, “Permitted Receivables Transfers”), provided that the total face amount of Receivables subject to Permitted Receivables

Liens and Permitted Receivables Transfers outstanding at any time does not exceed an amount equal to the greater of (a) $750,000,000 or (b) at any time of measurement, 35% of the sum of (x) the face amount of receivables of the Company and its Subsidiaries outstanding at such time plus, (y) without duplication, the face amount of receivables sold by the Company or any of its Subsidiaries as part of any asset securitization financing facility or any third party factoring or sale arrangement which are outstanding under such facility or arrangement at such time (the outstanding face amount of such receivables to be determined in a manner consistent with the methodology described in the next following paragraph).

For purposes hereof, the “outstanding” face amount of receivables (including Receivables) at any time shall mean (i) in the case of Receivables subject to a Permitted Receivables Lien, the face amount of such receivables at such time and (ii) in the case of Receivables subject to a Permitted Receivables Transfer arising under an asset securitization financing facility or third party factoring or sale arrangement, the aggregate face amount of Receivables so transferred minus the sum (without duplication) of (x) for any such Receivables that have been paid in full (whether by the underlying account obligor or a guarantor or surety therefor), or any such Receivables that have been written off in accordance with GAAP by the respective purchaser thereof in such facilities or arrangements, the face amount of the Receivables so paid or written off and (y) for any such Receivables that have been retransferred to the Company or any of its Domestic Subsidiaries by the respective purchaser thereof in such facilities or arrangement, the face amount of such Receivables so retransferred.

8.06 Limitation on Sales and Leasebacks. The Company will not itself, and it will not permit any Domestic Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Company or any Domestic Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the Company or a Domestic Subsidiary for a period, including renewals, in excess of three years of any Principal Property which has been or is to be sold or transferred, more than 180 days after the completion of construction and commencement of full operation thereof, by the Company or such Domestic Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein referred to as a “Sale and Leaseback Transaction”) unless either:

(a) the Company or such Domestic Subsidiary could create Debt secured by a Lien pursuant to Section 8.05 hereof on the Principal Property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the payment of the principal of, and interest on the Loans and the Notes, and all other amounts payable by the Company to the Banks hereunder, or

(b) the Company within 120 days after the sale or transfer shall have been made by the Company or by a Domestic Subsidiary, applies an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so leased at the time of entering into such arrangement (as determined by any two of the following: the Chairman of the Board of the Company, its Vice Chairman of the Board, its President, any elected Vice President of the Company and its Treasurer) to the retirement of Funded Debt of the Company; provided that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by the principal amount of Funded Debt voluntarily retired by the Company within 120 days after such sale. Notwithstanding the foregoing, no retirement referred to in this clause (b) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

8.07 Leverage Ratio. The Company will not permit the ratio, as at the last day of any fiscal quarter of the Company beginning with the fiscal quarter ending June 30, 2014, of (i) Debt as at such date, to (ii) EBITDA for the period of four fiscal quarters ended on such date, to be greater than 4.25 to 1.

8.08 Use of Proceeds. The Company will use the proceeds of the Loans and Letters of Credit hereunder for general corporate purposes (in compliance with all applicable legal and regulatory requirements, including, without limitation, Regulations U and X and the Securities Act of 1933 and the Securities Act of 1934 and the regulations thereunder); provided that neither the Administrative Agent nor any Bank shall have any responsibility as to the use of any of such proceeds.

8.09 Compliance.

(a) The Company will maintain in effect and enforce policies and procedures reasonably designed to maintain compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b) The Company will not request any borrowing or Letter of Credit, and the Company shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 9. Events of Default. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a) The Company shall: (i) default in the payment of any principal of any Loan or Reimbursement Obligation when due (whether at stated maturity or at mandatory or optional prepayment); or (ii) default in the payment of any interest on any Loan or Reimbursement Obligation or any commitment fee payable under Section 2.06 hereof or any fee payable in respect of any Letter of Credit under Section 2.04(c)(i) and such default shall continue unremedied for more than three Business Days or (iii) default in the payment of any other amount payable by it hereunder when due and such default shall have continued unremedied for fifteen or more days; or

(b) The Company or any of its Material Domestic Subsidiaries shall default in the payment when due (after the expiration of applicable grace periods) of any principal of or interest on any of its other Indebtedness aggregating in amount at least equal to $125,000,000 as at the last day of the most recently completed fiscal quarter of the Company; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity or to have the interest rate thereon reset to a level so that securities evidencing such Indebtedness trade at a level specified in relation to the par value thereof; or

(c) Any representation, warranty or certification made or deemed made herein (or in any modification or supplement hereto) by the Company, or any certificate furnished to any Bank or the Administrative Agent pursuant to the provisions hereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

(d) The Company shall default in the performance of its obligations under Sections 2.10(b), 8.01(e), 8.02(a) (but only with respect to the legal existence of the Company), 8.04 through 8.07 or 8.09 hereof; or the Company shall default in the performance of any of its other obligations in this Agreement and such default shall continue unremedied for a period of thirty or more days after notice thereof to the Company by the Administrative Agent or any Bank (through the Administrative Agent); or

(e) The Company or any of its Material Domestic Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f) The Company or any of its Material Domestic Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(g) A proceeding or case shall be commenced, without the application or consent of the Company or any of its Material Domestic Subsidiaries, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Company or such Subsidiary or of all or any substantial part of its Property or (iii) similar relief in respect of the Company or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Company or such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

(h) A final judgment or judgments for the payment of money in excess of $125,000,000 as at the last day of the most recently completed fiscal quarter of the Company (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Company or any of its Domestic Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the Company or the relevant Domestic Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i) (i) An ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan(s), (iii) the PBGC shall institute proceedings to terminate any Plan(s), (iv) the Company or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan; and, in each case, in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect;

THEREUPON: (1) in the case of an Event of Default other than one referred to in clause (f) or (g) of this Section 9 with respect to the Company (A) the Administrative Agent may (with the consent of the Majority Banks) and, upon request of the Majority Banks, will, by notice to the Company, terminate the Commitments and they shall thereupon terminate, and (B) the Administrative Agent may (with the consent of the Majority Banks) and, upon request of the Majority Banks shall, by notice to the Company declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Company hereunder and under the Notes (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder and any amounts payable under Section 5.05 hereof) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company; and (2) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Section 9 with respect to the Company, the Commitments shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Company hereunder and under the Notes (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder and any amounts payable under Section 5.05 hereof) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Company shall at such time deposit in a cash collateral account opened by the Administrative Agent for the benefit of the Banks and the Issuing Lenders an amount equal to the aggregate then undrawn and unexpired amount of such

Letters of Credit (calculated, in the case of Letters of Credit denominated in Alternative Currencies, at the amount equal to the Dollar Amount thereof on the date of acceleration). Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Company hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Company hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Company (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Company.

Section 10. The Administrative Agent.

10.01 Appointment, Powers and Immunities. Each Bank hereby appoints and authorizes the Administrative Agent to act as its agent hereunder with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 10.05 hereof and the first sentence of Section 10.06 hereof shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees and agents):

(a) shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement be a trustee for any Bank;

(b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other document referred to or provided for herein or for any failure by the Company to perform any of its obligations hereunder or thereunder;

(c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and

(d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct.

The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

10.02 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions given by the Majority Banks, and such instructions of the Majority Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

10.03 Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received notice from a Bank or the Company specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Banks. The Administrative Agent shall (subject to Sections 10.01 and 10.07 hereof) take such action with respect to such Default as shall be directed by the Majority Banks, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Banks except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Banks or all of the Banks.

10.04 Rights as a Bank. With respect to its Commitment and the Loans made by it, JPMorgan (and any successor acting as Administrative Agent) in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Administrative Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. JPMorgan (and any successor acting as Administrative Agent) and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Company (and any of its Subsidiaries or affiliates) as if it were not acting as the Administrative Agent, and JPMorgan (and any other successor acting as Administrative Agent) and its affiliates may accept fees and other consideration from the Company for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

10.05 Indemnification. The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 11.03 hereof, but without limiting the obligations of the Company under said Section 11.03) ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (including by any Bank) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses that the Company is obligated to pay under Section 11.03 hereof but excluding (i) unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder and (ii) the costs and expenses of the Administrative Agent in connection with the negotiation and preparation of this Agreement) or the enforcement of any of the terms hereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

10.06 Non-Reliance on Administrative Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Administrative Agent, or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent, or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Company of this Agreement or any other document referred to or provided for herein or to inspect the Properties or books of the Company or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition, operations, business, Properties, liabilities or prospects of the Company or any of its Subsidiaries (or any of their affiliates) that may come into the possession of the Administrative Agent or any of its affiliates.

10.07 Failure to Act. Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Banks of their indemnification obligations under Section 10.05 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

10.08 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Banks and the Company, and the Administrative Agent may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, that shall be a bank that has an office in New York, New York with a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

10.09 Arrangers, Syndication Agent and Documentation Agents, Etc. The Joint Lead Arrangers, Joint Bookrunners, Syndication Agent and Documentation Agents named on the cover page of this Agreement shall not have any obligations or responsibilities hereunder.

Section 11. Miscellaneous.

11.01 Waiver. No failure on the part of the Administrative Agent or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

11.02 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices, requests and other communications provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, or, with respect to notices given pursuant to Section 2.03 hereof, by telephone, confirmed in writing by telecopier by the close of business on the day the notice is given, delivered (or telephoned, as the case may be):

(i) if to the Company, to it at 1303 East Algonquin Road, Schaumburg, Illinois 60196, Attention: Corporate Vice President and Treasurer with a copy to the Assistant Treasurer (Telephone No. 847-576-5600, Facsimile No. 847-576-4768);

(ii) if to the Administrative Agent, to JPMorgan Loan and Agency Services Group, 1111 Fannin Street, Floor 10N, Houston, Texas 77002, Attention: Talitha Humes (Telephone No. (713) 427-6190, Facsimile No. (713) 750-2782), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, New York 10179, Attention: John Kowalczuk (Telephone No. 212-270-6782, Facsimile No. 212-270- 4584); and

(iii) if to any Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

11.03 Expenses, Indemnification, Etc. The Company agrees to pay or reimburse each of the Banks, the Issuing Lenders and the Administrative Agent for: (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and expenses of Special Counsel in connection with the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the Notes (whether or not consummated); (b) all reasonable out-of-pocket costs and expenses of the Banks, the Issuing Lenders, and the Administrative Agent (including, without limitation, the reasonable fees and expenses of legal counsel provided, that the Company shall not be obligated to reimburse the Banks, the Issuing Lenders, and the Administrative Agent for more than one law firm (and, in addition to such law firm, any local counsel engaged in each relevant jurisdiction by such law firm) as counsel for the Banks, the Issuing Lenders, and the Administrative Agent unless there is a conflict between any Bank or Issuing Lender and one or more of the other Banks or Issuing Lenders, or the Administrative Agent) in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 11.03; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the Notes or any other document referred to herein, except for any such taxes, assessments or charges imposed as a result of an assignment or participation (“Other Taxes”). The Company hereby agrees to indemnify the Administrative Agent, the Issuing Lenders, and each Bank and their respective affiliates, directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them (including, without limitation, any and all losses, liabilities, claims, damages or expenses incurred by the Administrative Agent to any Bank, whether or not the Administrative Agent or any Bank is a party thereto) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to the Loans and Letters of Credit hereunder or any actual or proposed use by the Company or any of its Subsidiaries of the proceeds of any of the Loans or Letters of Credit hereunder, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred (i) by reason of the gross negligence, bad faith or willful misconduct (as determined in a final and non-appealable judgment of a court of competent jurisdiction) of the Person to be indemnified or (ii) as a result of disputes solely among the Administrative Agent, the Issuing Lenders and any Bank at a time when the Company has not breached its obligations hereunder in any material respect (other than any dispute against the Administrative Agent, the Issuing Lenders and any Bank solely in its capacity or in fulfilling its role as the Administrative Agent or Joint Lead Arranger or similar role under any Loan Document) which dispute does not involve an act or omission by the Company or any affiliate thereof). Notwithstanding anything to the contrary contained herein, to the extent permitted by applicable law, the Company shall not assert and hereby waives any claim against any indemnified party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof.

11.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Company and the Majority Banks, or by the Company and the Administrative Agent acting with the consent of the Majority Banks, and any provision of this Agreement may be waived by the Majority Banks or by the Administrative Agent acting with the consent of the Majority Banks; provided that

(a) except as otherwise provided in Sections 2.11 hereof, no modification, supplement or waiver shall:

(i) increase, or extend the term of the Commitments, or extend the time or waive any requirement for the reduction or termination of the Commitments, without the consent of each Bank directly affected thereby,

(ii) extend the date fixed for the payment of principal of or interest on any Loan or any fee or Reimbursement Obligation hereunder, without the consent of each Bank directly affected thereby,

(iii) reduce the amount of any such payment of principal or any Reimbursement Obligation, without the consent of each Bank directly affected thereby,

(iv) reduce the rate at which interest (other than as a result of waiving the applicability of any Post-Default Rate) is payable thereon or any fee is payable hereunder, without the consent of each Bank directly affected thereby,

(v) alter the rights or obligations of the Company to prepay Loans, without the consent of each Bank directly affected thereby,

(vi) alter the terms of this Section 11.04, without the consent of each Bank,

(vii) modify the definition of the term “Majority Banks” or modify in any other manner the number or percentage of the Banks required to make any determinations or waive any rights hereunder or to modify any provision hereof, without the consent of each Bank,

(viii) waive any of the conditions precedent set forth in Section 6.01 hereof, without the consent of each Bank, or

(ix) alter the terms of Section 4.02, without the consent of each Bank, or

(x) amend, modify or waive any provision of Section 2.04 without the written consent of each Issuing Lender; and

(b) any modification or supplement of Section 10 hereof shall require the consent of the Administrative Agent.

11.05 Assignments and Participations.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 11.05. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Banks.

(i) Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Bank may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it or its L/C Commitment) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company, provided that no consent of the Company shall be required for an assignment to a Bank, an Affiliate of a Bank or, if an Event of Default under clause (a), (f) or (g) of Section 9 hereof has occurred and is continuing, any other assignee; and

(B) the Administrative Agent and the Issuing Lenders, provided that no consent of the Administrative Agent and the Issuing Lenders shall be required for an assignment of any Commitment to an assignee that is a Bank or an Affiliate of Bank with a Commitment immediately prior to giving effect to such assignment.

(ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Bank or an Affiliate of a Bank or an assignment of the entire remaining amount of the assigning Bank’s Commitment or Loans of any Class or Type, the amount of the Commitment or Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $15,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default under clause (a), (f) or (g) of Section 9 hereof has occurred and is continuing;

(B) each partial assignment of any Class or Type of Commitments or Loans shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement in respect of such Class or Type of Commitments and Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not already be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to Section 11.05(c) hereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5 hereof and Section 11.03 hereof). Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 11.05 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 11.05(e).

(c) Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the L/C Commitments and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent, the Issuing Lenders and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Bank and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in Section 11.05(b) hereof and any written consent to such assignment required by said Section 11.05(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Participations. Any Bank may, without the consent of the Company, any Issuing Lender or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Bank’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, the Issuing Lenders, and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 11.04(a) that affects such Participant. Subject to Section 11.05(f) hereof, the Company agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Section 5 hereof to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 11.05(b) hereof; provided, however, that no Participant shall be entitled to the benefits of Section 5.06 unless such Participant complies with Sections 5.06(e), (f) and (g) as if it were a Bank, and such benefits, in any event shall not be greater than the benefits that the participating Bank was entitled to under Section 5. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.07 hereof as though it were a Bank, provided that such Participant agrees to be subject to Section 4.07(b) as though it were a Bank hereunder. Each Bank that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and such Bank, the Company and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5 hereof than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.

(g) Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any such pledge or assignment to a Federal Reserve Bank or other central banking authority or other reserve bank having jurisdiction over such Bank, and this Section 11.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such assignee for such Bank as a party hereto.

(h) No Assignments to the Company, Affiliates or Individuals. Anything in this Section 11.05 to the contrary notwithstanding, no Bank may assign or participate any interest in any Loan held by it hereunder to (i) the Company or any of its Affiliates or Subsidiaries without the prior consent of each Bank or (ii) a natural person or any holding company, trust or investment vehicle for the primary benefit of a natural person (including relatives of such person) without the prior consent of the Administrative Agent, other than any such entity that (w) has not been formed for the primary purpose of acquiring Loans or Commitments under this Agreement, (x) is managed by a professional adviser (other than such natural person or any such relatives) having significant experience in the business of making or purchasing commercial loans, (y) has assets of greater than $100,000,000 and (z) has significant business activities that consist of making or purchasing (by assignment as principal) commercial loans and similar extensions of credit.

11.06 Survival. The obligations of the Company under Sections 5.01, 5.05, 5.06 and 11.03 hereof, and the obligations of the Banks under Section 10.05 hereof, shall survive the repayment of the Loans and the termination of the Commitments. In addition, each representation and warranty made, or deemed to be made by a notice of any Loan, herein or pursuant hereto shall survive the making of such representation and warranty, and no Bank shall be deemed to have waived, by reason of making any Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Bank or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Loan was made.

11.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

11.08 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

11.09 Governing Law; Submission to Jurisdiction. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York. The Company hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in the County of New York for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

11.10 Waiver of Jury Trial. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.11 Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. The Company acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Company or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Bank or by one or more subsidiaries or affiliates of such Bank and the Company hereby authorizes each Bank to share any information delivered to such Bank by the Company and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Bank to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) below as if it were a Bank hereunder. Such authorization shall survive the repayment of the Loans and the termination of the Commitments.

(b) Confidentiality. Each of the Banks and the Administrative Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to restrict dissemination of any Confidential Information (as defined below) only to those of its directors, officers, employees and representatives who are involved in the evaluation of such information, and to use reasonable precautions to keep such information confidential, in accordance with its customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices. For purposes of this Agreement, “Confidential Information” shall mean any non-public information supplied to it by the Company pursuant to this Agreement that is identified (in writing in the case of written information) by the Company as being confidential at the time the same is delivered to the Banks or the Administrative Agent, provided that nothing herein shall limit the disclosure of any such information by any Bank or the Administrative Agent

(i) after such information shall have become public (other than through a violation of this Section 11.11 by such Bank or the Administrative Agent) or after the Company shall have given its consent in writing to such disclosure,

(ii) to the extent required by statute, rule, regulation or judicial process,

(iii) to counsel or other experts for any of the Banks or the Administrative Agent provided that such counsel or experts shall be bound by the requirements of this Section 11.11(b) with respect to any such information,

(iv) to bank examiners (or any other regulatory authority having jurisdiction over any Bank or the Administrative Agent or any of their respective affiliates or self-regulatory body having or claiming jurisdiction or oversight over any of the foregoing), or to auditors or accountants,

(v) to the Administrative Agent (or to J.P. Morgan Securities LLC) or any other Bank (or to any of their respective affiliates), provided that any such disclosure to any such affiliate shall be made on a “need to know” basis only for use by such affiliate (and each of its officers, directors and employees) solely in connection with the transactions contemplated by this Agreement and each such affiliate (and each of its officers, directors and employees) shall agree (for the benefit of the Company) to be bound to keep such information confidential on the same terms as set forth in this Section 11.11),

(vi) in connection with any litigation to which any one or more of the Banks or the Administrative Agent is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, provided that the party intending to make such disclosure shall use reasonable efforts to cooperate with the Company to reasonably minimize the extent of any such disclosure or to obtain confidential treatment of information to be disclosed,

(vii) to a subsidiary or affiliate of such Bank as provided in paragraph (a) above,

(viii) to any direct, indirect, actual or prospective counterparty (and its advisors) to any swap, derivative or securitization transaction related to the obligations under this Agreement, provided that each such counterparty (and each of its advisors, officers, directors and employees) shall agree (for the benefit of the Company) to be bound to keep such information confidential on the same terms as set forth in this Section 11.11),

(ix) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Bank a Confidentiality Agreement substantially in the form of Exhibit E hereto (or executes and delivers to such Bank and the Company an acknowledgement to the effect that it is bound by the provisions of this Section 11.11(b)),

(x) to any credit insurance provider relating to the Company and its obligations, provided that, prior to any disclosure, such credit insurance provider shall undertake in writing on terms reasonably satisfactory to the Company to preserve the confidentiality of any Confidential Information relating to the Company received by it from the Administrative Agent or any Bank,

(xi) to the CUSIP Service Bureau when required by it, provided that, prior to any disclosure, the recipient shall undertake in writing on terms reasonably satisfactory to the Company to preserve the confidentiality of any Confidential Information relating to the Company received by it from the Administrative Agent or any Bank,

(xii) to any Rating Agency when required by it; provided that, prior to any disclosure, such Rating Agency shall undertake in writing on terms reasonably satisfactory to the Company to preserve the confidentiality of any Confidential Information relating to the Company received by it from the Administrative Agent or any Bank;

provided, further, that in no event shall any Bank or the Administrative Agent be obligated or required to return any materials furnished by the Company hereunder except to the extent it has agreed to do so in writing in conjunction with the receipt of such information. The obligations of any assignee that has executed a Confidentiality Agreement in the form of Exhibit E hereto shall be superseded by this Section 11.11 with respect to the matters covered hereby on the date upon which such assignee becomes a Bank hereunder pursuant to Section 11.05 hereof.

11.12 USA Patriot Act. Each Bank hereby notifies the Company that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Company, which information includes the names and addresses of the Company and other information that will allow such Bank to identify the Company in accordance with the Patriot Act.

11.13 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.14 Acknowledgements. The Company hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Company and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Company on other matters, and the relationship between the Credit Parties, on the one hand, and the Company, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Company, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor does the Company rely on, any fiduciary duty to the Company or their affiliates on the part of the Credit Parties, (c) the Company is capable of evaluating and understanding, and the Company understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Company has been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Company’s interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Company, (e) the Company has consulted their own legal, accounting, regulatory and tax advisors to the extent the Company has deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, any of its affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Company or its affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Company or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Company and the Credit Parties.

11.15 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Bank exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

MOTOROLA SOLUTIONS, INC.

By	/s/ Rob O’Keef
	Title:	Corporate Vice President and Treasurer

BANKS

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Lender

By	/s/ John Kowalczuk
	Title:	Executive Director

CITIBANK, N.A.

By	/s/ Susan Olsen
	Title:	Vice President

BANK OF AMERICA, N.A.

By	/s/ Lisa W. Reiter
	Title:	Director

DEUTSCHE BANK AG NEW YORK BRANCH, as a Bank and Issuing Bank

By	/s/ Ming K. Chu
	Title:	Vice President

By	/s/ Andreas Neumeier
	Title:	Managing Director

GOLDMAN SACHS BANK USA

By	/s/ Mark Walton
	Title:	Authorized Signatory

THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., as a Bank

By	/s/ Matthew Antioco
	Title:	Vice President

BANK OF CHINA, CHICAGO BRANCH

By	/s/ Xuehui Zhuang
	Title:	Senior Vice President & Branch Manager

BNP PARIBAS, AS A BANK

By	/s/ Charles de Clapiers
	Title:	Director

BNP PARIBAS, AS A BANK

By	/s/ Todd Rodgers
	Title:	Director

HSBC BANK USA, NATIONAL ASSOCIATION

By	/s/ Tom Rogers
	Title:	Managing Director

SANTANDER BANK, N.A.

By	/s/ William Maag
	Title:	Senior Vice President

NORTHERN TRUST COMPANY

By	/s/ Lisa DeCristofaro
	Title:	Senior Vice President

THE ROYAL BANK OF SCOTLAND PLC, as a Bank

By	/s/ Matthew Pennachio
	Title:	Director

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Magnus McDowell
	Title:	Vice President

WELLS FARGO BANK, N.A., as a Bank

By	/s/ Joseph D. Gricco
	Title:	Assistant Vice President

MORGAN STANLEY BANK, N.A.

By	/s/ Michael King
	Title:	Authorized Signatory

2

BANK OF MONTREAL, as a Bank

By	/s/ Kristy Burden
	Title:	Director

BARCLAYS BANK, PLC, as a Bank

By	/s/ Irina Dimova
	Title:	Vice President

CHINA MERCHANTS BANK TIANJIN BRANCH

By	/s/ Li Gongzheng
	Title:	Vice President of China Merchants Bank
Tianjin Branch

INDUSTRIAL AND COMMERCIAL BANK OF
CHINA LIMITED, NEW YORK BRANCH

By	/s/ Qing Hong
	Title:	Deputy General Manager

PNC BANK, NATIONAL ASSOCIATION

By	/s/ Patrick Flaherty
	Title:	Vice President

3

UNICREDIT BANK AG, NEW YORK BRANCH

By	/s/ Douglas Riahi,
	Title:	Managing Director

By	/s/ Peter Daugavietis,
	Title:	Vice President

4

SCHEDULE 1

List of Commitments

Name	Commitment	L/C Commitment
JPMorgan Chase Bank, N.A.	$170,000,000	$100,000,000
Citibank, N.A.	$170,000,000	$100,000,000
Bank of America N.A.	$170,000,000	$50,000,000
Deutsche Bank AG New York Branch	$170,000,000	$50,000,000
Goldman Sachs Bank USA	$170,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$102,000,000
Bank of China, Chicago Branch	$88,000,000
BNP Paribas	$88,000,000	$150,000,000
HSBC Bank USA, National Association	$88,000,000
Santander Bank, N.A.	$88,000,000
The Northern Trust Company	$88,000,000
The Royal Bank of Scotland plc	$88,000,000
U.S. Bank National Association	$88,000,000
Wells Fargo Bank, N.A.	$88,000,000
Morgan Stanley Bank, N.A.	$68,000,000
Bank of Montreal	$46,000,000
Barclays Bank PLC	$46,000,000
China Merchants Bank Tianjin Branch	$46,000,000
Industrial and Commercial Bank of China Limited, New York Branch	$46,000,000
PNC Bank, National Association	$46,000,000
UniCredit Bank AG, New York Branch	$46,000,000

Total	$2,000,000,000	$450,000,000

Schedule 1 to Revolving Credit Agreement

EXHIBIT A-1

[Form of Syndicated Note]

PROMISSORY NOTE

$	May , 2014
New York, New York

FOR VALUE RECEIVED, MOTOROLA SOLUTIONS, INC., a Delaware corporation (the “Company”), hereby promises to pay to                                          (the “Bank”), for account of its respective Applicable Lending Offices provided for by the Credit Agreement referred to below, at the principal office of JPMorgan Chase Bank, N.A. the principal sum of          Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Syndicated Loans made by the Bank to the Company under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Syndicated Loan, at such office, in like money and funds, for the period commencing on the date of such Syndicated Loan until such Syndicated Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Syndicated Loan made by the Bank to the Company, and each payment made on account of the principal thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Note, endorsed by the Bank on the schedule attached hereto or any continuation thereof, provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Syndicated Loans made by the Bank.

This Note is one of the Syndicated Notes referred to in the Revolving Credit Agreement dated as of May     , 2014 (as amended, supplemented, amended and restated, or otherwise modified and in effect from time to time, the “Credit Agreement”) between Motorola Solutions Inc., the lenders named therein (including the Bank) and JPMorgan Chase Bank, N.A. as administrative agent, providing for Loans in an aggregate principal amount initially not to exceed $2,000,000,000, and evidences Syndicated Loans made by the Bank to the Company thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Syndicated Loans upon the terms and conditions specified therein.

Except as permitted by Section 11.05 of the Credit Agreement, this Note may not be assigned by the Bank to any other Person.

Syndicated Note

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

MOTOROLA SOLUTIONS, INC.

By:
Title:

Syndicated Note

2

SCHEDULE OF SYNDICATED LOANS

This Note evidences Syndicated Loans made under the within-described Credit Agreement to the Company, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, Continuations, Conversions and prepayments of principal set forth below:

Date Made	Principal Amount of Loan	Type of Loan	Interest Rate	Maturity Date of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made by

Syndicated Note

3

EXHIBIT A-2

[Form of Money Market Note]

PROMISSORY NOTE

May     , 2014

New York, New York

FOR VALUE RECEIVED, MOTOROLA SOLUTIONS, INC., a Delaware corporation (the “Company”), hereby promises to pay to                                          (the “Bank”), for account of its respective Applicable Lending Offices provided for by the Credit Agreement referred to below, at the principal office of JPMorgan Chase Bank, N.A., the aggregate unpaid principal amount of the Money Market Loans made by the Bank to the Company under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Money Market Loan, at such office, in like money and funds, for the period commencing on the date of such Money Market Loan until such Money Market Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and maturity date of each Money Market Loan made by the Bank to the Company, and each payment made on account of the principal thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Note, endorsed by the Bank on the schedule attached hereto or any continuation thereof, provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Money Market Loans made by the Bank.

This Note is one of the Money Market Notes referred to in the Revolving Credit Agreement dated as of May     , 2014 (as amended, supplemented, amended and restated, or otherwise modified and in effect from time to time, the “Credit Agreement”) between Motorola Solutions Inc., the lenders named therein (including the Bank) and JPMorgan Chase Bank, N.A. as administrative agent, providing for Loans in an aggregate principal amount initially not to exceed $2,000,000,000, and evidences Money Market Loans made by the Bank to the Company thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Money Market Loans upon the terms and conditions specified therein.

Except as permitted by Section 11.05 of the Credit Agreement, this Note may not be assigned by the Bank to any other Person.

Money Market Note

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

MOTOROLA SOLUTIONS, INC.

By:
Title:

Money Market Note

2

SCHEDULE OF MONEY MARKET LOANS

This Note evidences Money Market Loans made under the within-described Credit Agreement to the Company, on the dates, in the principal amounts, of the Types, bearing interest at the rates and maturing on the dates set forth below, subject to the payments and prepayments of principal set forth below:

Date Made	Principal Amount of Loan	Type of Loan	Interest Rate	Maturity Date of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made by

Money Market Note

3

EXHIBIT B-1

[Form of Opinion of Counsel to the Company]

May [    ], 2014

To the Banks party to the

Credit Agreement referred to

below and JPMorgan Chase Bank, N.A. as Administrative Agent

Ladies and Gentlemen:

I have acted as counsel to Motorola Solutions, Inc., a Delaware corporation (the “Company”) in connection with (i) the Revolving Credit Agreement (the “Credit Agreement”) dated as of May [    ], 2014 between the Company, the lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent, providing for loans to be made by said lenders to the Company in an aggregate principal amount initially not to exceed $2,000,000,000 and (ii) the various other agreements and instruments referred to in the next following paragraph. Terms defined in the Credit Agreement are used herein as defined therein. This opinion is being delivered pursuant to Section 6.01(e)(i) of the Credit Agreement.

In rendering the opinions expressed below, I have examined the following agreements, instruments and other documents:

(a)	the Credit Agreement;

(b)	the Notes, if any, executed and delivered by the Company on the date hereof; and

(c)	such corporate records of the Company and such other documents as I have deemed necessary as a basis for the opinions expressed below.

The agreements, instruments and other documents referred to in the foregoing lettered clauses (other than clause (c) above) are collectively referred to as the “Credit Documents”.

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with authentic original documents of all documents submitted to me as copies. When relevant facts were not independently established, I have relied upon statements of governmental officials and upon representations made in or pursuant to the Credit Documents and certificates of appropriate representatives of the Company.

In rendering the opinions expressed below, I have assumed, with respect to all of the documents referred to in this opinion letter, that (except, to the extent set forth in the opinions expressed below, as to the Company):

(i)	such documents have been duly authorized by, have been duly executed and delivered by, and constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents;

Opinion of Counsel to the Company

(ii)	all signatories to such documents have been duly authorized; and

(iii)	all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as I have deemed necessary as a basis for the opinions expressed below, I am of the opinion that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Material Domestic Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the respective state indicated opposite its name in Schedule 1.

2. The Company has all requisite corporate power to execute and deliver, and to perform its obligations under, the Credit Documents. The Company has all requisite corporate power to borrow under the Credit Agreement.

3. The execution, delivery and performance by the Company of each Credit Document, and the borrowings by the Company under the Credit Agreement, have been duly authorized by all necessary corporate action on the part of the Company.

4. Each Credit Document has been duly executed and delivered by the Company.

5. No authorization, approval or consent of, and no filing or registration with, any governmental or regulatory authority or agency of the United States of America or the State of Illinois is required on the part of the Company for the execution, delivery or performance by the Company of any Credit Document or for the borrowings by the Company under the Credit Agreement.

6. The execution, delivery and performance by the Company of, and the consummation by the Company of the transactions contemplated by, the Credit Documents do not and will not (a) violate any provision of its charter or by-laws, (b) violate any applicable law, rule or regulation, (c) violate any order, writ, injunction or decree of any court or governmental authority or agency or any arbitral award applicable to the Company or any of the Material Domestic Subsidiaries of which I have knowledge (after reasonable inquiry) or (d) result in a breach of, constitute a default under, require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any agreement or instrument of which I have knowledge (after reasonable inquiry) to which the Company or any of the Material Domestic Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or result in the creation or imposition of any Lien upon any Property of the Company pursuant to, the terms of any such agreement or instrument.

Opinion of Counsel to the Company

2

7. Except as disclosed in the Company’s Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2013 and the Company’s Report on Form 10-Q filed with the SEC for the fiscal quarter ended March 29, 2014, I have no knowledge (after reasonable inquiry) of any legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, pending or threatened against or affecting any Company or any of the Company’s Subsidiaries or any of their respective Properties that, if adversely determined, are likely to have a Material Adverse Effect.

The foregoing opinions are limited to matters involving the Federal laws of the United States of America, the Delaware General Corporation Law and the law of the State of Illinois, and I do not express any opinion as to the laws of any other jurisdiction.

At the request of my client, this opinion letter is provided to you by me in my capacity as counsel to the Company and, except as permitted below, may not be relied upon in any manner by any Person for any purpose other than in connection with the transactions contemplated by the Credit Agreement and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without, in each instance, my prior written consent except that you may furnish copies of this opinion letter: (i) to your accountants and counsel; (ii) to bank or other regulatory examiners; and (iii) pursuant to judicial process or government order or requirement of applicable law or regulation. At your request, I hereby consent to reliance hereon by any future assignee of any interest of an addressee hereof in the loans under the Credit Agreement pursuant to an assignment that is made in accordance with the express provisions of Section 11.05 of the Credit Agreement, on the condition and understanding that: (i) this letter speaks only as of the date hereof; (ii) I have no responsibility or obligation to update this letter, to consider its applicability or correctness to anyone other than its addressees, or to take into account changes in law, facts or any other developments of which I may later become aware; (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time; and (iv) in furtherance and not in limitation of the foregoing, my consent to such reliance shall in no event constitute a reissuance of the opinions expressed herein or otherwise extend any statute of limitation period applicable hereto on the date hereof.

Very truly yours,

Opinion of Counsel to the Company

3

EXHIBIT B-2

[Form of Opinion of Special Counsel to the Company]

May [    ], 2014

To the Banks party to the

Credit Agreement referred to

below and JPMorgan Chase Bank, N.A.,

as Administrative Agent

Ladies and Gentlemen:

We have acted as special counsel to Motorola Solutions, Inc., a Delaware corporation (the “Company”) in connection with (i) the Revolving Credit Agreement (the “Credit Agreement”) dated as of May [    ], 2014 between the Company, the lenders named therein and JPMorgan Chase Bank, N.A. as Administrative Agent, providing for loans to be made by said lenders to the Company in an aggregate principal amount initially not to exceed $2,000,000,000 and (ii) the various other agreements and instruments referred to in the next following paragraph. Terms defined in the Credit Agreement are used herein as defined therein. This opinion letter is being delivered pursuant to Section 6.01(e)(ii) of the Credit Agreement.

In rendering the opinions expressed below, we have examined the following agreements, instruments and other documents:

(a)	the Credit Agreement;

(b)	the Notes, if any, executed and delivered by the Company on the date hereof; and

(c)	such corporate records of the Company and such other documents as we have deemed necessary as a basis for the opinions expressed below.

The agreements, instruments and other documents referred to in the foregoing lettered clauses (other than clause (c) above) are collectively referred to as the “Credit Documents”.

In our examination, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies, whether certified or not. When relevant facts were not independently established, we have relied upon statements of governmental officials and upon representations made in or pursuant to the Credit Documents and certificates of appropriate representatives of the Company.

In rendering the opinions expressed below, we have assumed, with respect to all of the documents referred to in this opinion letter, that (except with respect to clause (i) below, to the extent set forth in the opinions expressed below, as to the Company):

(i)	such documents have been duly authorized by, have been duly executed and delivered by, and constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents;

Opinion of Special Counsel to the Company

(ii)	such documents reviewed by us are accurate and complete and all representations, warranties, schedules and exhibits contained in the Credit Documents, with respect to the factual matters set forth therein, are accurate and complete;

(iii)	all signatories to such documents have been duly authorized; and

(iv)	all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that each Credit Document constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

The foregoing opinions are subject to the following comments and qualifications:

(A) The enforceability of the Credit Documents and the obligations of the Company thereunder and the availability of certain rights and remedial provisions provided for in the Credit Documents are subject to (i) judicial action giving effect to foreign governmental actions or foreign laws, in either case, affecting creditor’s rights, (ii) the effect of bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, arrangement, liquidation, conservatorship, and moratorium laws and are subject to limitations imposed by other laws and judicial decisions relating to or affecting the rights of creditors generally, (iii) general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity), upon the availability of injunctive relief or other equitable remedies, including, without limitation, where (a) the breach of such covenants or provisions imposes restrictions or burdens upon a debtor and it cannot be demonstrated that the enforcement of such remedies, restrictions or burdens is reasonably necessary for the protection of a creditor; (b) a creditor’s enforcement of such remedies, covenants or provisions under the circumstances, or the manner of such enforcement, would violate such creditor’s implied covenant of good faith and fair dealing, or would be commercially unreasonable; (c) a court having jurisdiction finds that such remedies, covenants or provisions were, at the time made, or are in application, unconscionable as a matter of law or contrary to public policy; or (d) self-help or automatic or summary remedies are exercised without notice or opportunity for hearing or correction or disclaiming liability or responsibility in connection with the exercise of remedies and (iv) concepts of materiality, reasonableness, good faith and fair dealing.

(B) The enforceability of Section 11.03 of the Credit Agreement may be limited by (i) laws rendering unenforceable indemnification contrary to Federal or state securities

Opinion of Special Counsel to the Company

2

laws and the public policy underlying such laws and (ii) laws limiting the enforceability of provisions exculpating or exempting a party, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

(C) The enforceability of provisions in the Credit Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(D) The enforceability of the choice of law provisions of the Credit Documents in the foregoing opinions under the laws of the State of New York is rendered in reliance on Section 5-1401 of the New York General Obligations Law and is subject to the qualifications that such enforceability: (i) may be limited by public policy considerations of any jurisdiction, other than the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought; and (ii) does not apply to the extent provided in Section 1-105(2) of the New York Uniform Commercial Code. Accordingly, we express no opinion as to the effect of the law of any jurisdiction (other than the State of New York) as to the choice of law in the Credit Documents (including, without limitation, whether any court outside the State of New York would honor the choice of New York law as the governing law of the Credit Documents);

(E) We express no opinion as to: (i) the effect of the laws of any jurisdiction in which any Bank is located (other than the State of New York) that limit the interest, fees or other charges such Bank may impose; (ii) Section 4.07(c) of the Credit Agreement; (iii) the second sentence of Section 11.09 of the Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Documents; (iv) the waiver of inconvenient forum set forth in Section 11.09 of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York; (v) the enforceability of any provisions contained in the Credit Documents that (x) purport to establish (or may be construed to establish) evidentiary standards, (y) waive service of process or demand or notice and hearing or constitutional rights (including jury trial) or statute of limitations or (z) purport to eliminate any obligation to marshal assets; (vi) the legality, validity, binding effect or enforceability of any provision of any of the Credit Documents insofar as they provide for the payment or reimbursement of costs and expenses or indemnification for claims, losses, or liabilities in excess of a reasonable amount determined by any court or other tribunal; (vii) the effect of the compliance or noncompliance of the Administrative Agent or any Bank with any state or federal laws or regulations (including, without limitation, any unpublished order, decree, or directive issued by any governmental authority) applicable to such Administrative Agent or Bank because of its legal or regulatory status, the nature of its business, or its authority to conduct business in any jurisdiction; (viii) the enforceability of any provisions of the Credit Documents that provide that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that each and every remedy shall be cumulative and in addition to every other remedy or that any delay or omission to

Opinion of Special Counsel to the Company

3

exercise any right or remedy shall not impair any other right or remedy or constitute a waiver thereof; (ix) any provision of the Credit Documents to the extent that such provision permits set-offs to be made without notice; (x) the severability of any provision of the Credit Documents; (xi) the USA Patriot Act of 2001 or any laws relating to foreign asset control or any rules, regulations or orders relating to any of the foregoing; (xii) whether a failure to exercise or delay in exercising rights or remedies will operate as a waiver of any such right or remedy or with respect to the enforceability of “time is of the essence” or other provisions relating to delay or failure to exercise any right, remedy or option; and (xiii) the effect of the legal or regulatory status or the nature of the business of any party to any Credit Document except as expressly set forth in the foregoing opinions.

The foregoing opinions are limited to matters involving the Federal laws of the United States of America and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

This opinion letter is solely for the benefit of the addressees hereof in connection with the execution and delivery of the Credit Agreement. At your request, we hereby consent to reliance hereon by any future assignee of any interest of an addressee hereof in the loans under the Credit Agreement pursuant to an assignment that is made in accordance with the express provisions of Section 11.05 of the Credit Agreement, on the condition and understanding that: (i) this letter speaks only as of the date hereof; (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to anyone other than its addressees, or to take into account changes in law, facts or any other developments of which we may later become aware; (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time; and (iv) in furtherance and not in limitation of the foregoing, our consent to such reliance shall in no event constitute a reissuance of the opinions expressed herein or otherwise extend any statute of limitation period applicable hereto on the date hereof. No attorney-client relationship exists or has existed by reason of our preparation, execution and delivery of this opinion letter to any addressee hereof or other person other than the Company. In permitting reliance hereon by any person or entity other than the Company, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes. Except as permitted pursuant to the second sentence of this paragraph, this opinion letter may not be relied upon in any manner by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent except that you may furnish copies of this opinion letter: (i) to your accountants and counsel; (ii) to bank or other regulatory examiners; and (iii) pursuant to judicial process or government order or requirement of applicable law or regulation.

Very truly yours,

Opinion of Special Counsel to the Company

4

EXHIBIT C

[Form of Money Market Quote Request]

[Date]

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

From:	Motorola Solutions, Inc.

Re:	Money Market Quote Request

Pursuant to Section 2.03 of the Revolving Credit Agreement dated as of May     , 2014 (as amended, supplemented, amended and restated, or otherwise modified and in effect from time to time, the “Credit Agreement”) between Motorola Solutions, Inc. (the “Company”), the lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent, providing for Loans in an aggregate principal amount initially not to exceed $2,000,000,000, we hereby give notice that we request Money Market Quotes for the following proposed Money Market Borrowing(s):

Borrowing Date	Quotation Date[*1]	Amount[*2]	Interest Type[*3]	Interest Period[*4]

Terms used herein have the meanings assigned to them in the Credit Agreement.

MOTOROLA SOLUTIONS, INC.

By:
Title:

*	All numbered footnotes appear on the last page of this Exhibit.
[1]	For use if a Set Rate in a Set Rate Auction is requested to be submitted before the Borrowing Date.
[2]	Each amount must be $20,000,000 or a larger multiple of $1,000,000.
[3]	Insert either “LIBO Margin” (in the case of LIBOR Market Loans) or “Set Rate” (in the case of Set Rate Loans).
[4]	One, two, three or six months, in the case of a LIBOR Market Loan or, in the case of a Set Rate Loan, a period of not less than 7 days and no greater than 180 days after the making of such Set Rate Loan and ending on a Business Day.

Money Market Quote Request

EXHIBIT D

[Form of Money Market Quote]

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Attention:

Re:	Money Market Quote to Motorola Solutions, Inc. (the “Company”)

This Money Market Quote is given in accordance with Section 2.03(c) of the Revolving Credit Agreement dated as of May     , 2014 (as amended, supplemented, amended and restated, or otherwise modified and in effect from time to time, the “Credit Agreement”) between Motorola Solutions, Inc., the lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent, providing for Loans in an aggregate principal amount initially not to exceed $2,000,000,000. Terms defined in the Credit Agreement are used herein as defined therein.

In response to the Company’s invitation dated             , 201    , we hereby make the following Money Market Quote(s) on the following terms:

1. Quoting Bank:

2. Person to contact at Quoting Bank:

3. We hereby offer to make Money Market Loan(s) in the following principal amount[s], for the following Interest Period(s) and at the following rate(s):

Borrowing Date	Quotation Date[*1]	Amount[*2]	Interest Type[*3]	Interest Period[*4]	Interest Rate[*5]

provided that the Company may not accept offers that would result in the undersigned making Money Market Loans pursuant hereto in excess of $         in the aggregate (the “Money Market Loan Limit”).

Money Market Quote

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement, irrevocably obligate[s] us to make the Money Market Loan(s) for which any offer(s) (is/are) accepted, in whole or in part (subject to the third sentence of Section 2.03(e) of the Credit Agreement and any Money Market Loan Limit specified above).

Very truly yours,

[NAME OF BANK]

By:
Authorized Officer

Dated:    ,

[1]	As specified in the related Money Market Quote Request.
[2]	The principal amount bid for each Interest Period may not exceed the principal amount requested. Bids must be made for at least $5,000,000 (or a larger multiple of $1,000,000).
[3]	Indicate “LIBO Margin” (in the case of LIBOR Market Loans) or “Set Rate” (in the case of Set Rate Loans).
[4]	One, two, three or six months, in the case of a LIBOR Market Loan or, in the case of a Set Rate Loan, a period of no less than 7 days and no greater than 180 days after the making of such Set Rate Loan and ending on a Business Day, as specified in the related Money Market Quote Request.
[5]	For a LIBOR Market Loan, specify margin over or under the applicable LIBO Rate determined for the applicable Interest Period. Specify percentage (rounded to the nearest 1/10,000 of 1%) and specify whether “PLUS” or “MINUS”. For a Set Rate Loan, specify rate of interest per annum (rounded to the nearest 1/10,000 of 1%).

Money Market Quote

2

EXHIBIT E

[Form of Confidentiality Agreement]

CONFIDENTIALITY AGREEMENT

[Date]

[Insert Name and

Address of Prospective

Participant or Assignee]

Re:	Revolving Credit Agreement dated as of May , 2014 (as amended, supplemented, amended and restated, or otherwise modified and in effect from time to time, the “Credit Agreement”), between Motorola Solutions, Inc. (the “Company”), the lenders named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent, providing for Loans in an aggregate principal amount initially not to exceed $2,000,000,000.

Dear Ladies and Gentlemen:

As a Bank party to the Credit Agreement, we have agreed with the Company pursuant to Section 11.11 of the Credit Agreement to use reasonable precautions to keep confidential, except as otherwise provided therein, all non-public information identified by the Company as being confidential at the time the same is delivered to us pursuant to the Credit Agreement.

As provided in said Section 11.11, we are permitted to provide you, as a prospective [holder of a participation in the Loans (as defined in the Credit Agreement)] [assignee Bank], with certain of such non-public information subject to the execution and delivery by you, prior to receiving such non-public information, of a Confidentiality Agreement in this form. Such information will not be made available to you until your execution and return to us of this Confidentiality Agreement.

Accordingly, in consideration of the foregoing, you agree (on behalf of yourself and each of your affiliates, directors, officers, employees and representatives and for the benefit of us and the Company) to restrict dissemination of any Confidential Information (as defined below) only to those of your directors, officers, employees and representatives who are involved in the evaluation of such information, and to use reasonable precautions to keep such information confidential, in accordance with your customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices. For purposes hereof, “Confidential Information” shall mean any non-public information supplied to the Banks by the Company pursuant to the Credit Agreement that is identified (in writing in the case of written information) by the Company as being confidential at the time the same is delivered to the Banks or the Administrative Agent, provided that nothing herein shall limit your disclosure of any such information (i) after such information shall have become public (other than through a violation hereof or of Section 11.11 of the Credit Agreement) or after the

Confidentiality Agreement

Company shall have given its consent in writing to such disclosure, (ii) to the extent required by statute, rule, regulation or judicial process, (iii) to your counsel or other experts, provided that such counsel or experts shall be bound by the requirements hereof with respect to any such information, (iv) to bank examiners (or any other regulatory authority having jurisdiction over you) or to auditors or accountants, (v) to the Administrative Agent (or to J.P. Morgan Securities LLC) or any Bank (or to any of their respective affiliates), provided that any such disclosure to any such affiliate shall be made on a “need to know” basis only for use by such affiliate (and each of its officers, directors and employees) solely in connection with the transactions contemplated by the Credit Agreement and each such affiliate (and each of its officers, directors and employees) shall agree (for the benefit of the Company) to be bound to keep such information confidential on the same terms as set forth herein, (vi) in connection with any litigation to which you are a party, or in connection with the enforcement of rights or remedies hereunder, provided that you shall use reasonable efforts to cooperate with the Company to reasonably minimize the extent of any such disclosure or to obtain confidential treatment of information to be disclosed, (vii) to your subsidiaries or affiliates in connection with your financial advisory, investment banking and other services or (viii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Bank a Confidentiality Agreement substantially in the form hereof, provided, further, that in no event shall any Bank or the Administrative Agent be obligated or required to return any materials furnished by the Company hereunder except to the extent it has agreed to do so in writing in conjunction with the receipt of such information.

If you are a prospective assignee, your obligations under this Confidentiality Agreement shall be superseded by Section 11.11 of the Credit Agreement on the date upon which you become a Bank under the Credit Agreement pursuant to Section 11.05 thereof.

Please indicate your agreement to the foregoing by signing as provided below the enclosed copy of this Confidentiality Agreement and returning the same to us.

Very truly yours,

[INSERT NAME OF BANK]

By:

The foregoing is agreed to as of the date of this letter.

[INSERT NAME OF PROSPECTIVE PARTICIPANT OR ASSIGNEE]

By:

Confidentiality Agreement

2

EXHIBIT F

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement identified below (as amended, supplemented, amended and restated, or otherwise modified and in effect from time to time, the “Revolving Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Revolving Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Bank under the Revolving Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including any letters of credit, guarantees and swingline loans included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Revolving Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate of [identify Bank]1]

3. Borrower:	Motorola Solutions, Inc.

4. Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Revolving Credit Agreement

1	Select as applicable.

Form of Assignment and Assumption

5. Credit Agreement:	The $2,000,000,000 Revolving Credit Agreement dated as of May , 2014 between Motorola Solutions, Inc., the Banks parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Banks	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
Commitments	$	$		%

Effective Date (herein, the “Effective Date”):             , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.] The terms set forth in this Assignment and Assumption are hereby agreed to:

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Form of Assignment and Assumption

2

[Consented to and][3] Accepted:
JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By
Title:

[Consented to:
MOTOROLA SOLUTIONS, INC.,

By
Title:][4]

2	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.
3	To be added only if the consent of the Administrative Agent is required by the terms of the Revolving Credit Agreement.
4	To be added only if the consent of the Company is required by the terms of the Revolving Credit Agreement

Form of Assignment and Assumption

3

ANNEX 1

$2,000,000,000 REVOLVING CREDIT AGREEMENT DATED AS OF MAY     , 2014

BETWEEN MOTOROLA SOLUTIONS, INC., CERTAIN BANKS PARTY THERETO, AND

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Revolving Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Revolving Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Revolving Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Bank, (iii) from and after the Effective Date, it shall be bound by the provisions of the Revolving Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder and (iv) it has received a copy of the Revolving Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.02 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank and (v) if it is a Non-U.S. Bank, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

Form of Assignment and Assumption

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by e-mail or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

.

Form of Assignment and Assumption

2

EXHIBIT G-1

FORM OF

U.S. TAX CERTIFICATE

(For Foreign Lenders that Are not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the revolving credit agreement dated as of May     , 2014 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among Motorola Solutions, Inc. (the “Company”), JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.06 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Commitment, the Loan(s) (as well as any Note(s) evidencing such Loan(s)), and the L/C Obligations in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a trade or business within the United States.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:

Form of Assignment and Assumption

EXHIBIT G-2

FORM OF

U.S. TAX CERTIFICATE

(For Foreign Lenders that Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the revolving credit agreement dated as of May     , 2014 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among Motorola Solutions, Inc. (the “Company”), JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.06 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Commitment, the Loan(s) (as well as any Note(s) evidencing such Loan(s)), and the L/C Obligations in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Commitment, such Loan(s) (as well as any Note(s) evidencing such Loan(s)), and such L/C Obligations, (iii) with respect to the extension of credit pursuant to the Agreement, neither the undersigned nor any of its direct or indirect partners/members that is a beneficial owner of the Commitment, the Loan(s) (as well as any Note(s) evidencing such Loan(s)), or the L/C Obligations in respect of which it is providing this certificate is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is a beneficial owner of the Commitment, the Loan(s) (as well as any Note(s) evidencing such Loan(s)), or the L/C Obligations in respect of which it is providing this certificate is a “10-percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is a beneficial owner of the Commitment, the Loan(s) (as well as any Note(s) evidencing such Loan(s)), or the L/C Obligations in respect of which it is providing this certificate is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the conduct of a trade or business within the United States by the undersigned or any of its direct or indirect partners/members that is a beneficial owner of the Commitment, the Loan(s) (as well as any Note(s) evidencing such Loan(s)), or the L/C Obligations in respect of which it is providing this certificate.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:

Form of Assignment and Assumption

2

EXHIBIT G-3

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants that Are not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the revolving credit agreement dated as of May     , 2014 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among Motorola Solutions, Inc. (the “Company”), JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.06 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a trade or business within the United States.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:

EXHIBIT G-4

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants that Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the revolving credit agreement dated as of May     , 2014 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among Motorola Solutions, Inc. (the “Company”), JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.06 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members that is a beneficial owner of such participation is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is a beneficial owner of such participation is a “10-percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is a beneficial owner of such participation is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the conduct of a trade or business within the United States by the undersigned or any of its direct or indirect partners/members that is a beneficial owner of such participation.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:

EXHIBIT H

FORM OF EXTENSION AGREEMENT

JPMorgan Chase Bank, N.A.,

as Administrative

Agent under the Credit Agreement

referred to below

383 Madison Avenue, 24th Floor

New York, NY 10179

Ladies and Gentlemen:

The undersigned hereby agrees to extend, effective             ,         , its Commitment Termination Date under the Credit Agreement dated as of May     , 2014 among Motorola Solutions, Inc., as Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and the other Agents named therein (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) for one year to [date to which the Commitment Termination Date is extended] pursuant to Section 2.01(b) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

This Extension Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. This Extension Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[NAME OF BANK]

By:
Title:

Agreed and Accepted:

MOTOROLA SOLUTIONS, INC.

By:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

4